UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.)

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Matador Resources Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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One Lincoln Centre

5400 LBJ Freeway, Suite 1500

Dallas, Texas 75240

www.matadorresources.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on June 4, 2014

To the Matador Resources Company Shareholders:

Please join us for the 2014 Annual Meeting of Shareholders of Matador Resources Company. The meeting will be held at the Hilton Anatole, 2201 North Stemmons Freeway, Dallas, Texas 75207, on Wednesday, June 4, 2014, at 9:30 a.m., Central Daylight Time.

At the meeting, you will hear a report on our business and act on the following matters:

(1)	Election of the three nominees for director named in the attached Proxy Statement;

(2)	Advisory vote to approve the compensation of our named executive officers as described herein;

(3)	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014; and

(4)	Any other matters that may properly come before the meeting.

All shareholders of record at the close of business on April 9, 2014 are entitled to vote at the meeting or any postponement or adjournment of the meeting. A list of the shareholders is available at the Company’s offices in Dallas, Texas.

By Order of the Board of Directors,

Joseph Wm. Foran
Chairman and Chief Executive Officer

April 24, 2014

YOUR VOTE IS IMPORTANT!

Whether or not you will attend the meeting, please vote as promptly as possible by using the Internet or telephone or by signing, dating and returning your proxy card to the address listed on the card.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to Be Held on June 4, 2014:

Our Proxy Statement and the Annual Report to Shareholders for the fiscal year ended December 31, 2013 are available for viewing, printing and downloading at https://materials.proxyvote.com/576485.

Matador Resources Company

One Lincoln Centre

5400 LBJ Freeway, Suite 1500

Dallas, Texas 75240

www.matadorresources.com

PROXY STATEMENT

For

ANNUAL MEETING OF SHAREHOLDERS

To Be Held on June 4, 2014

This Proxy Statement is being mailed on or about April 24, 2014 to the shareholders of Matador Resources Company (“Matador” or the “Company”) in connection with the solicitation of proxies by the Board of Directors (the “Board”) of the Company to be voted at the Annual Meeting of Shareholders of the Company to be held at the Hilton Anatole, 2201 North Stemmons Freeway, Dallas, Texas 75207, on June 4, 2014, at 9:30 a.m., Central Daylight Time (the “Annual Meeting”), or at any postponement or adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The address of the Company’s principal executive office is One Lincoln Centre, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240.

If you are a shareholder of record, you may vote in person by attending the meeting, by completing and returning a proxy by mail or by using the Internet or telephone. You may vote your proxy by mail by marking your vote on the enclosed proxy card and following the instructions on the card. To vote your proxy using the Internet or telephone, see the instructions on the proxy form and have the proxy form available when you access the Internet website or place your telephone call.

The named proxies will vote your shares according to your directions. If you sign and return your proxy but do not make any of the selections, the named proxies will vote your shares: (i) FOR the election of the three nominees for director as set forth in this Proxy Statement, (ii) FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement and (iii) FOR the ratification of KPMG LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2014. The proxy may be revoked at any time before it is exercised by filing with the Company a written revocation addressed to the Corporate Secretary, by executing a proxy bearing a later date or by attending the Annual Meeting and voting in person.

The cost of soliciting proxies will be borne by the Company. In addition to the use of postal services and the Internet, proxies may be solicited by directors, officers and employees of the Company (none of whom will receive any additional compensation for any assistance they may provide in the solicitation of proxies) in person or by telephone.

The outstanding voting securities of the Company consist of shares of common stock, $0.01 par value per share (“Common Stock”). The record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting, or any postponement or adjournment thereof, has been established by the Board as the close of business on April 9, 2014 (the “Record Date”). At that date, there were outstanding and entitled to vote 65,805,555 shares of Common Stock.

The presence, in person or by proxy, of the holders of record of a majority of the outstanding shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting, but if a quorum should not be present, the meeting may be adjourned from time to time until a quorum is obtained. A holder of Common Stock will be entitled to one vote per share on each matter properly brought before the meeting. Cumulative voting is not permitted in the election of directors.

The proxy card provides space for a shareholder to withhold voting for any or all nominees for the Board. The election of directors requires a plurality of the votes cast at the meeting. All other proposals require the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting. Shares held by a shareholder who abstains from voting on any or all proposals will be included for the purpose of determining the presence of a quorum. Votes withheld with respect to the election of the Company’s directors will have no effect on the election of the nominees. In the case of the other proposals being submitted for shareholder approval, an abstention will effectively count as a vote cast against such proposal. Broker non-votes on any matter, as to which the broker has indicated on the proxy that it does not have discretionary authority to vote, will be treated as shares not entitled to vote with respect to that matter and therefore will have no effect upon the approval of such matter. However, such shares will be considered present and entitled to vote for quorum purposes so long as they are entitled to vote on at least one other matter.

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully prior to voting. For more complete information regarding our 2013 performance, please review our Annual Report on Form 10-K for the year ended December 31, 2013.

2014 Annual Meeting of Stockholders

Date and Time: June 4, 2014, at 9:30 a.m., Central Daylight Time

Location: Hilton Anatole, 2201 North Stemmons Freeway, Dallas, Texas 75207

Record Date: April 9, 2014

Voting:	Shareholders as of the close of business on the Record Date are entitled to vote. Each share of Common Stock is entitled to one vote at the Annual Meeting.

Voting Matters and Board Recommendation

Proposal	Board Recommendation
Election of Three Director Nominees to Serve for a Three-Year Term Expiring in 2017 (page 9)	FOR
Advisory Vote to Approve Named Executive Officer Compensation (page 27)	FOR
Ratification of the Appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for 2014 (page 28)	FOR

2013 Business Highlights

In 2013, Matador delivered record results as our oil and natural gas revenues, total oil production, average daily oil equivalent production and Adjusted EBITDA were the highest in Matador’s history. Business highlights during 2013 included the following:

•	A 76% increase in oil production from 1,214,000 barrels (“Bbl”) produced in 2012 to 2,133,000 Bbl produced in 2013.

•	A 30% increase in daily oil equivalent production from 9,000 barrels of oil equivalent (“BOE”) per day produced in 2012 to 11,740 BOE per day produced in 2013.

•	An increase of 72% in oil and natural gas revenues from $156.0 million in 2012 to $269.0 million in 2013.

•

An increase of 65% in Adjusted EBITDA from $115.9 million reported for 2012 to $191.8 million reported for 2013. Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation to our net income (loss) and net cash provided by operating activities, see our Annual Report on Form 10-K for the year ended December 31, 2013.

•

An increase of 117% in total proved oil and natural gas reserves from 23.8 million BOE, including 10.5 million Bbl of oil and 80.0 billion cubic feet (“Bcf”) of natural gas, at December 31, 2012 to 51.7 million BOE at December 31, 2013, including 16.4 million Bbl of oil and 212.2 Bcf of natural gas. The PV-10 of our total proved reserves increased from $423.2 million at December 31, 2012 to $655.2 million at December 31, 2013. PV-10 is a non-GAAP financial measure. For a reconciliation of PV-10 to Standardized Measure, see our Annual Report on Form 10-K for the year ended December 31, 2013.

•

The acquisition of approximately 55,400 gross (38,900 net) acres in the Permian Basin in Southeast New Mexico and West Texas, bringing our total Permian Basin acreage position to approximately 70,800 gross (44,800 net) acres as of December 31, 2013.

Director Nominees (page 9)

Our Board has eight members divided into three classes of directors, designated Class I, Class II and Class III. Directors are elected for three-year terms. The table below provides certain summary information about each nominee for director named in this Proxy Statement.

Name	Age	Director Since	Principal Occupation	Committee Memberships
Joseph Wm. Foran	61	2003	Chairman and CEO of Matador Resources Company	E, F, OP, P
David M. Laney*	65	2004	Attorney	A, CG, E, F, NCP

Reynald A. Baribault*	50	**	Vice President /Engineering of North Plains Energy, LLC	**

*	Independent Director or Nominee for Director
**	Mr. Baribault has not previously served on our Board
A	Audit Committee
CG	Corporate Governance Committee
E	Executive Committee
F	Financial Committee
NCP	Nominating, Compensation and Planning Committee
OP	Operations and Engineering Committee
P	Prospect Committee

Executive Compensation Highlights (page 31)

Our compensation program is designed to reward, in both the short-term and the long-term, performance that contributes to the implementation of our business strategies, maintenance of our culture and values and the achievement of our objectives. In addition, we reward qualities that we believe help achieve our business strategies such as teamwork, individual performance in light of general economic and industry-specific conditions, relationships with shareholders and vendors, the ability to manage and enhance production from our existing assets, the ability to explore new opportunities to increase oil and natural gas production, the ability to identify and acquire additional acreage, the ability to increase year-over-year proved reserves, the ability to control unit production costs, level of job responsibility, industry experience and general professional growth.

Our Board has a “pay for performance” philosophy and recognizes the leadership of Mr. Joseph Wm. Foran, our Chairman and Chief Executive Officer, and our other executive officers in contributing to the Company’s success in 2013. Accordingly, approximately 72% of Mr. Foran’s 2013 total compensation was performance based with approximately 45% of his total compensation consisting of long-term incentive awards. Details of our executive compensation are shown in the 2013 Summary Compensation Table on page 45.

INFORMATION ABOUT THE ANNUAL MEETING

We are furnishing you this Proxy Statement in connection with the solicitation of proxies by the Board to be used at the Annual Meeting and any adjournment thereof. The Annual Meeting will be held on Wednesday, June 4, 2014 at 9:30 a.m., Central Daylight Time. We are sending this Proxy Statement to our shareholders on or about April 24, 2014.

All references in this Proxy Statement to “we,” “our,” “us,” “Matador” or the “Company” refer to Matador Resources Company, including our subsidiaries and affiliates.

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the matters outlined in the Annual Meeting notice, including the following:

•	the election of the three nominees for director named in this Proxy Statement for a term expiring at the 2017 Annual Meeting of Shareholders;

•	an advisory vote to approve the compensation of our named executive officers as described herein;

•	the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014; and

•	any other matters that may properly come before the meeting.

What are the Board’s voting recommendations?

•	For the election of the three nominees for director named in this Proxy Statement for a term expiring at the 2017 Annual Meeting of Shareholders;

•	For the approval, on an advisory basis, of the compensation of the Company’s named executive officers; and

•	For the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014.

Who is entitled to vote?

Shareholders as of the close of business on April 9, 2014 are eligible to vote their shares at the Annual Meeting. As of the Record Date, there were 65,805,555 shares of our Common Stock outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting.

Why did I receive a Notice Regarding the Internet Availability of Proxy Materials in the mail instead of a full set of proxy materials?

Securities and Exchange Commission (“SEC”) rules allow companies to furnish proxy materials over the Internet. We have elected to send a separate Notice of Internet Availability of Proxy Materials (the “Notice”) to most of our shareholders instead of a paper copy of the proxy materials. This approach conserves natural resources and reduces the costs of printing and distributing our proxy materials while providing shareholders with a convenient way to access our proxy materials. Instructions on how to access the proxy materials over the Internet or to request a paper copy of proxy materials, including a proxy card or voting instruction form, may be found in the Notice. In addition, shareholders may request to receive future proxy materials in printed form by mail or electronically by email by following the instructions in the Notice. A shareholder’s election to receive proxy materials by mail or email will remain in effect until the shareholder terminates it.

How do I vote?

You may:

•	attend the Annual Meeting and vote in person; or

•

dial the toll-free number listed on the Notice, proxy card or voting instruction form provided by your broker. Easy-to-follow voice prompts allow you to vote your shares and confirm that your voting instructions have been properly recorded. Telephone voting will be available 24 hours a day and will close at 11:59 p.m. Eastern Daylight Time on June 3, 2014; or

•

go to the website www.proxyvote.com and follow the instructions, then confirm that your voting instructions have been properly recorded. If you vote using the website, you can request electronic delivery of future proxy materials. Internet voting will be available 24 hours a day and will close at 11:59 p.m. Eastern Daylight Time on June 3, 2014; or

•

if you received a paper copy of your proxy materials and elect to vote by written submission, mark your selections on the proxy card, date and sign it, and return the card in the pre-addressed, postage-paid envelope provided.

Why did I receive paper copies of proxy materials?

We are providing certain shareholders with paper copies of the proxy materials instead of a separate Notice. If you received a paper copy and would no longer like to receive printed proxy materials, you may consent to receive all future proxy materials electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions provided in your proxy materials. When prompted, indicate that you agree to receive or access shareholder communications electronically in the future.

Will each shareholder in our household receive proxy materials?

Generally, no. To the extent you are receiving printed proxy materials, we try to provide only one set of proxy materials to be delivered to multiple shareholders sharing an address, unless you have given us other instructions. Any shareholder at a shared address may request delivery of single or multiple copies of printed proxy materials for future meetings by contacting us at:

Matador Resources Company

Attention: Corporate Secretary

5400 LBJ Freeway, Suite 1500

Dallas, Texas 75240

Email: investors@matadorresources.com

Telephone: (972) 371-5200

We hereby undertake to deliver promptly, upon written or oral request, a copy of proxy materials to a shareholder at a shared address to which a single copy of the proxy materials was delivered. Requests should be directed to the Corporate Secretary at the address or phone number set forth above.

Who will be admitted to the Annual Meeting?

Admission to the Annual Meeting will be limited to our shareholders of record, persons holding proxies from our shareholders, beneficial owners of our Common Stock and our employees. If your shares are registered in your name, we will verify your ownership at the meeting in our list of shareholders as of the Record Date. If your shares are held through a broker, bank or other nominee, you must bring proof of your ownership of the shares. This proof could consist of, for example, a bank or brokerage firm account statement or a letter from your bank or broker confirming your ownership as of the Record Date. You may also send proof of ownership to us at Matador Resources Company, Attention: Corporate Secretary, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240, or email: investors@matadorresources.com before the Annual Meeting, and we will send you an admission card.

If I vote via telephone or the Internet or by mailing my Proxy Card, may I still attend the Annual Meeting?

Yes.

What if I want to change my vote?

You may revoke your proxy before it is voted by submitting a new proxy with a later date (by mail, telephone or Internet), by voting at the Annual Meeting or by filing a written revocation with our Corporate Secretary. Your attendance at the Annual Meeting will not automatically revoke your proxy.

What constitutes a quorum?

A majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum. If you vote by telephone or Internet or by returning your Proxy Card, you will be considered part of the quorum. The Inspector of Election will treat shares represented by a properly executed proxy as present at the meeting. Abstentions and broker non-votes will be counted for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner submits a proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power for that item and has not received instructions from the beneficial owner.

How many votes will be required to approve a proposal?

Election of directors at the Annual Meeting will be by a plurality of votes cast at the Annual Meeting. Votes may be cast in favor of the election of each director nominee or withheld. With respect to other matters, the affirmative vote of the holders of a majority of the shares, present in person or by proxy, and entitled to vote at the Annual Meeting, is required to take any other action.

Shares cannot be voted at the Annual Meeting unless the holder of record is present in person or by proxy.

Can brokers who hold shares in street name vote those shares if they have received no instructions?

Under the rules of the New York Stock Exchange (“NYSE”), brokers may not vote the shares held by them in street name for their customers and for which they have not received instructions, except with respect to a routine matter. The only matter to be voted on at the Annual Meeting that is considered routine for these purposes is the ratification of the appointment of our independent registered public accounting firm. Accordingly, brokers may not vote your shares on any other matter if you have not given specific instructions as to how to vote. Please be sure to give specific voting instructions to your broker so that your vote will be counted.

How will you treat abstentions and broker non-votes?

A plurality of the votes cast at the Annual Meeting is required to elect each nominee for director. Accordingly, abstentions and broker non-votes will have no effect on the election of directors. Shares of a shareholder who abstains from voting on any or all proposals will be included for the purpose of determining the presence of a quorum. Votes withheld with respect to the election of the Company’s directors will have no effect on the election of the nominees. In the case of the other proposals being submitted for shareholder approval, an abstention will effectively count as a vote cast against such proposal. Broker non-votes on any matter, as to which the broker has indicated on the proxy that it does not have discretionary authority to vote, will be treated as shares not entitled to vote with respect to that matter and therefore will have no effect upon the approval of such matter. However, such shares will be considered present and entitled to vote for quorum purposes so long as they are entitled to vote on at least one other matter.

Who pays the solicitation expenses?

We will bear the cost of solicitation of proxies. Proxies may be solicited by mail or personally by our directors, officers or employees, none of whom will receive additional compensation for such solicitation. Those holding shares of Common Stock of record for the benefit of others, or nominee holders, are being asked to distribute proxy soliciting materials to, and request voting instructions from, the beneficial owners of such shares. We will reimburse nominee holders for their reasonable out-of-pocket expenses.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting, and we will publish final results in a Current Report on Form 8-K that will be filed with the SEC within four business days of the Annual Meeting. You may obtain a copy of this and other reports free of charge at www.matadorresources.com, or by contacting our Investor Relations Department at (972) 371-5200 or investors@matadorresources.com or by accessing the SEC’s website at www.sec.gov.

Will the Company’s independent registered public accounting firm be available at the Annual Meeting to respond to questions?

Yes. The Audit Committee of the Board has conducted a competitive process to review the independent registered public accounting firm and approved KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2014 replacing Grant Thornton LLP, the Company’s independent registered public accounting firm for the year ended December 31, 2013. Representatives of KPMG LLP and Grant Thornton LLP will be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to shareholder questions.

Where can I contact the Company?

Our mailing address is:

Matador Resources Company

5400 LBJ Freeway, Suite 1500

Dallas, Texas 75240

Our telephone number is (972) 371-5200.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board currently consists of eight members. Our Board is divided into three classes of directors, designated Class I, Class II and Class III, with the term of office of each director ending on the date of the third Annual Meeting following the Annual Meeting at which such director’s class was elected. The numbers of directors in each class will be as nearly equal as possible at all times. The current Class III directors are Messrs. Joseph Wm. Foran and David M. Laney and Dr. Stephen A. Holditch. Messrs. Foran and Laney are Class III director nominees at the Annual Meeting. Dr. Holditch’s term will expire at the Annual Meeting, and he is not being nominated for re-election to the Board. Mr. Reynald A. Baribault has been nominated by the Board as a Class III director nominee. Ms. Margaret B. Shannon and Messrs. Michael C. Ryan and Carlos M. Sepulveda, Jr. are the Class I directors, who will hold office until the 2015 Annual Meeting of Shareholders and until the election and qualification of their respective successors or until their earlier death, retirement, resignation or removal. The Class II directors are Mr. Gregory E. Mitchell and Dr. Steven W. Ohnimus, who will hold office until the 2016 Annual Meeting of Shareholders and until the election and qualification of their respective successors or until their earlier death, retirement, resignation or removal.

Messrs. Foran, Laney and Baribault have been nominated by the Board for election as Class III directors at the Annual Meeting to hold office until the 2017 Annual Meeting and until the election and qualification of their respective successors or until their earlier death, retirement, resignation or removal. The nomination of Mr. Baribault, who is nominated for his first election to the Board, was recommended to the Director Nominating Advisory Committee and the Nominating, Compensation and Planning Committee by the Company’s Chief Executive Officer. The Board has determined that Mr. Laney is an “independent director” and that Mr. Baribault will be an “independent director” upon his election to the Board.

The Board believes that each of the director nominees possesses the qualifications described below in “Corporate Governance — Board Committees — Nominating, Compensation and Planning Committee.” That is, the Board believes that each nominee possesses: (i) deep experience at the policy making level in business, government or education; (ii) the availability and willingness to devote adequate time to Board duties; (iii) the character, judgment and ability to make independent analytical, probing and other inquiries; (iv) a willingness to exercise independent judgment along with a willingness to listen and learn from others; (v) business knowledge and experience that provides a balance with the other directors; (vi) financial independence; and (vii) with respect to incumbent directors, excellent past performance on the Board.

The information provided below is biographical information about each of the nominees, as well as a description of the experience, qualifications, attributes or skills that led the Board to conclude that the individual should be nominated for election as a director of the Company.

Nominees

Mr. Joseph Wm. Foran. Mr. Foran, age 61, founded Matador Resources Company in July 2003 and has served as Chairman of the Board, Chief Executive Officer and Secretary since our founding. He served as President from our founding until November 2013 and is also chair of the Board’s Executive Committee. Mr. Foran began his career as an oil and natural gas independent in 1983 when he and his wife, Nancy, founded Foran Oil Company with $270,000 in contributed capital from 17 of his closest friends and neighbors. Foran Oil Company was later contributed into Matador Petroleum Corporation upon its formation by Mr. Foran in 1988, and Mr. Foran served as Chairman and Chief Executive Officer of that company from inception until the time of its sale to Tom Brown, Inc. in June 2003 for an enterprise value of $388 million in an all-cash transaction. Under Mr. Foran’s guidance, Matador Petroleum realized a 21% average annual rate of return for its shareholders for 15 years. Mr. Foran is originally from Amarillo, Texas, where his family owned a pipeline construction business. From 1980 to 1983, he was Vice President and General Counsel of J. Cleo Thompson and James Cleo Thompson, Jr., Oil Producers. Prior to that time, he was a briefing attorney to Chief Justice Joe R. Greenhill of the Supreme Court of Texas. Mr. Foran graduated with a Bachelor of Science degree in Accounting from the University of Kentucky with highest honors and a law degree from the Southern Methodist University Dedman

School of Law, where he was a Hatton W. Sumners scholar and the Leading Articles Editor of the Southwestern Law Review. He is currently active as a member of various industry and civic organizations, including his church and various youth activities. In 2002, Mr. Foran was honored as the Ernst & Young “Entrepreneur of the Year” for the Southwest Region. As the founder, Chairman of the Board and Chief Executive Officer of Matador Resources Company, Mr. Foran has provided leadership, experience and long relationships with many of our shareholders.

Mr. David M. Laney. Mr. Laney, age 65, is an original shareholder in Matador Resources Company and was an original shareholder in Matador Petroleum Corporation. He was one of the original directors on our Board and currently serves as lead independent director and chair of the Board’s Nominating, Compensation and Planning Committee. He is an attorney who since March 2007 has practiced law as a solo practitioner. Between 2003 and 2007, he was a partner with the law firm of Jackson Walker LLP in Dallas where he practiced in the area of corporate and financial law. Prior to joining Jackson Walker, Mr. Laney practiced at the law firm of Jenkens & Gilchrist, a Professional Corporation, from 1977 to 2003 and was Managing Partner of Jenkens & Gilchrist from 1990 to 2002. During his tenure as Managing Partner, Jenkens & Gilchrist was recognized as one of the fastest growing firms in the country and was named by industry press as among the top 50 firms in the country. Mr. Laney has also served in several capacities as an appointee of Texas Governors William Clements and George W. Bush on various state boards continuously from 1989 through 2001. He was Governor Clements’ appointee to the Texas Finance Commission, responsible for regulatory oversight of the state banking and thrift industries as the Texas banking system emerged from the recession and collapse of the 1980s. He then served as Governor Bush’s Texas Commissioner of Transportation (Chairman of the Texas Transportation Commission) from 1995 to 2001. Mr. Laney completed his term with the Texas Department of Transportation (“TxDOT”) in 2001. As Commissioner of Transportation, his responsibilities were largely those of the chief executive of TxDOT, a 14,000 employee state agency with a $5 billion annual budget. In 2002, Mr. Laney was nominated by President George W. Bush to the board of directors of Amtrak and confirmed by the U. S. Senate for a five-year term. In November 2007, he completed his term as Chairman of Amtrak’s board of directors. From 1998 to 2003, Mr. Laney served as a member of the Stanford University Board of Trustees, and for two years as Chairman of its Audit Committee. Mr. Laney currently serves on boards overseeing the development of major transportation projects and serves as an advisor to various transportation initiatives. He has also served in various capacities in connection with numerous civic and educational organizations and projects in the Dallas area. Mr. Laney graduated with a Bachelor of Arts degree with honors from Stanford University and a law degree from the Southern Methodist University Dedman School of Law. Mr. Laney’s legal experience and leadership positions in governmental departments provide our Board with additional perspective on our corporate governance, legal and governmental relations matters and general business matters.

Mr. Reynald A. Baribault. Mr. Baribault, age 50, is Vice President / Engineering of North Plains Energy, LLC, a Denver-based exploration and production operator he co-founded in 2007. North Plains Energy’s operations are focused on the Bakken play in North Dakota. In addition, he co-founded and serves as President and CEO of IPR Energy Partners, LLC, a Dallas-based oil and gas production operator with past operations in Louisiana, Southeast New Mexico and North Central Texas and current operations in the Fort Worth Basin. Prior to co-founding North Plains Energy and IPR Energy Partners, Mr. Baribault served as Vice President, Supervisor and Petroleum Engineering Consultant of Netherland, Sewell & Associates, Inc. from 1990 to 2002. Mr. Baribault began his professional career with Exxon Company in 1985 and oversaw operations reservoir engineering matters of high-pressure natural gas fields in South Louisiana. Mr. Baribault received his Bachelor of Science degree in Petroleum Engineering from Louisiana State University in 1985 and is a registered Petroleum Engineer in the State of Texas. We believe that Mr. Baribault will provide valuable insight to our Board on our drilling, completion and reservoir engineering operations.

Vote Required

To be elected as a director, each director nominee must receive a plurality of the votes cast by the shareholders entitled to vote for the election of directors. If you hold your shares through a broker and you do not instruct the broker how to vote, your broker will not have the authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will have no effect upon the outcome of the vote.

The Board of Directors recommends that you vote FOR each of the nominees.

Directors Continuing in Office

Biographical information for our directors who are continuing in office is provided below.

Mr. Gregory E. Mitchell. Mr. Mitchell, age 62, joined our Board in June 2011. With 47 years of grocery and petroleum retailing experience, he is currently President and CEO of Toot’n Totum Food Stores, LLC, his family company located in Amarillo, Texas. The company, founded in 1950, consists of 73 convenience store/fueling locations, as well as eight car wash and car care centers, and 10 Mr. Payroll check cashing locations with an employee base of over 900 team members. His experience within the petroleum industry includes extensive negotiations with various major refiners in the United States. A 1973 graduate of the University of Oklahoma, with a Bachelor of Business Administration degree, Mr. Mitchell was appointed by former Governor William Clements to the Texas Higher Education Coordinating Board, where he served from 1987 through 1993. Additionally, he has served as Chairman of the Amarillo Chamber of Commerce, Chairman of the United Way of Amarillo and Canyon, Chairman of the Harrington Foundation and President of the Amarillo Area Foundation. Mr. Mitchell is a former director of the Holding Committee of Amarillo National Bank, a current director of Cal Farley’s Boys Ranch and will be Board Chairman of Cal Farley’s Boys Ranch in the upcoming term. Mr. Mitchell’s experience as President and CEO of his large family business, and as a past director of several large companies, provides our Board with extensive business, strategic and executive leadership experience.

Dr. Steven W. Ohnimus. Dr. Ohnimus, age 67, was first elected to our Board in January 2004. He spent his entire professional career from 1971 to 2000 with Unocal Corporation, an integrated energy company. From 1995 to 2000, he was General Manager—Partner Operated Ventures, where he represented Unocal’s non-operated international interests at board meetings, management committees and other high level meetings involving projects in the $200 million range in countries such as Azerbaijan, Bangladesh, China, Congo, Myanmar and Yemen. From 1994 to 1995, Dr. Ohnimus was General Manager of Asset Analysis, where he managed and directed planning, business plan budgeting and scenario plans for the domestic and international business unit with an asset portfolio totaling $5.5 billion. From 1990 to 1994, Dr. Ohnimus was Vice President and General Manager, Unocal Indonesia, located in Balikpapan, operating five offshore fields and one onshore liquid extraction plant and employing 1,200 nationals and 50 expatriates. From 1989 to 1990, he served as Regional Operations Manager in Anchorage, Alaska, and from 1988 to 1989, he was District Operations Manager in Houma, Louisiana. From 1981 to 1988, Dr. Ohnimus was in various management assignments in Houston and Houma, Louisiana, and from 1971 to 1981 he handled various technical assignments in reservoir engineering, production and drilling in the Gulf Coast area (Houston, Van, Lafayette and Houma). From 1975 to 1979, Dr. Ohnimus was Assistant Professor of Petroleum Engineering at the University of Southwest Louisiana (now University of Southern Louisiana) where he taught eleven undergraduate and graduate night classes. In 1980, he taught drilling seminars at the University of Texas Petroleum Extension Service of the International Association of Drilling Contractors (“IADC”). Dr. Ohnimus has authored several published papers concerning reservoir recompletion and increased recovery. He received his Bachelor of Science degree in Chemical Engineering from the University of Missouri at Rolla in 1968, a Master of Science degree in Petroleum Engineering from the University of Missouri at Rolla in 1969 and a PhD degree in Petroleum Engineering from the University of Missouri at Rolla in 1971. Dr. Ohnimus served as a director of the American Petroleum Institute in 1978 and 1979, served as Session Chairman for the Society of Petroleum Engineers’ Annual Convention in 1982, was the Evangeline Section Chairman of the Society of Petroleum Engineers in 1978 and 1979 and served as President of the Unocal Credit Union from 1986 to 1988. In 2007, he was elected President of the Unocal Gulf Coast Alumni Club, which reports through the Chevron Retirees Association, for which Dr. Ohnimus is a director. From 2008 to 2009, Dr. Ohnimus served as the vice chairman of the advisory board of Western Standard Energy Corp. (OTCBB:WSEG), an oil and natural gas exploration company. Due to his long oil and natural gas industry career and significant operational and international experience, Dr. Ohnimus provides valuable insight to our Board on our drilling and completion operations and management, as well as providing a global technology and operations perspective.

Mr. Michael C. Ryan. Mr. Ryan, age 53, joined our Board in February 2009. Prior to joining the Board, he served as a Board Advisor to the Financial Committee and frequently participated in Board planning and strategy sessions. Since October 2004, Mr. Ryan has been a Partner and member of the Investment Committee at Berens Capital Management LLC, an investment firm based in New York. From February 1998 to June 2004, he worked with Goldman, Sachs & Co., a global investment banking and securities services firm, leading its West Coast international institutional equities business. In this role, he developed and built a team of professionals to advise large institutional clients on their global investment decisions. From 1995 to 1998, Mr. Ryan lived in Oslo, Norway, where he was a Partner at Pareto Securities, a Scandinavian-based securities firm where he led and built the institutional equities business into the United States and United Kingdom. From 1991 to 1994, Mr. Ryan represented multiple eastern European governments in the preparation, negotiation and sale of many of their largest state-owned companies. He began his career with Honeywell, Inc., which invents and manufactures technologies, including in the safety, security and energy areas, in 1983, working in the Systems and Research Center, which focused on advanced weapons development programs. Mr. Ryan received a Master of Business Administration degree from The Wharton School at the University of Pennsylvania and a Bachelor of Science degree from the University of Minnesota. Mr. Ryan’s background and experience in the domestic and international financial markets provide our Board with additional perspective on accounting and auditing functions, economic trends and our capital sourcing and financing opportunities.

Mr. Carlos M. Sepulveda, Jr. Mr. Sepulveda, age 56, joined our Board in April 2013 and currently serves as chair of the Board’s Audit Committee. Mr. Sepulveda is Executive Chairman of Triumph Bancorp, Inc. (“TBI”), a financial holding company with interests in wholesale and community banking, specialty finance and investment management. He has served on TBI’s board of directors since 2010. In November 2013, TBI acquired THE National Bank, and Mr. Sepulveda became vice chairman of its board of directors. Mr. Sepulveda served from March 2004 until his retirement in May 2013 as President and Chief Executive Officer of Interstate Battery System International, Inc. He remains a member of its board of directors, a position he has held since 1995. He has also served since 2007 on the board of directors of Cinemark Holdings, Inc. (NYSE: CNK), a company that owns and manages movie theaters, and is chair of its audit committee. In March 2014, Mr. Sepulveda became a member of the board of directors of Savoya LLC, an industry-leading provider of chauffeured ground transportation services. From 1979 to 1990, Mr. Sepulveda was with KPMG Peat Marwick and was a partner in its audit department from July 1989 to October 1990. Mr. Sepulveda received his Bachelor of Business Administration degree in accounting from the University of Texas in 1979 and is a licensed Certified Public Accountant. Mr. Sepulveda’s experience as President and Chief Executive Officer of Interstate Batteries along with his extensive public accounting background provide the Board invaluable executive leadership and financial and accounting expertise. As a certified public accountant with proven management skills, Mr. Sepulveda brings to the Board strong accounting and financial oversight coupled with experience in enterprise and operational risk management.

Ms. Margaret B. Shannon. Ms. Shannon, age 64, joined our Board in June 2011 and currently serves as chair of the Board’s Corporate Governance Committee. She served as Vice President and General Counsel of BJ Services Company, an international oilfield services company, from 1994 to 2010, when Baker Hughes Incorporated acquired BJ Services. Prior to 1994, she was a partner with the law firm of Andrews Kurth LLP. Ms. Shannon has served on the board of directors of Quanta Services Inc. (NYSE:PWR), a Houston-based public company that provides specialized infrastructure contracting services for the electric power, natural gas and pipeline and telecommunication industries, since December 2012. Ms. Shannon is also active in community activities currently serving as the chair of the board of directors of the Harris County Health Alliance and a member of the board of directors of the Houston Department of Health and Human Services Foundation. She previously served as chair of the Executive Women’s Partnership sponsored by the Greater Houston Partnership, chair of the audit committee of the board of directors of the South Texas College of Law and chair of the

Endowment Board of Palmer Memorial Episcopal Church and was a participant in the American Leadership Forum. Ms. Shannon received her J.D. cum laude from the Southern Methodist University Dedman School of Law in 1976 and her Bachelor of Arts degree from Baylor University in 1971. Ms. Shannon’s experience as an attorney, as a partner with Andrews Kurth LLP, as general counsel for a public company for more than 15 years and as a director for numerous other organizations provides our Board with important insights into public company obligations, corporate governance and board functions.

Special Board Advisors

In addition to our Board, we have four individuals who have significant oil and natural gas experience or legal, accounting and other business experience who advise our Board on various matters. Other than indemnification agreements in form similar to those entered into with our directors and officers, or as otherwise noted below, we have not entered into written agreements with these individuals with respect to their service as special advisors to our Board. Their business histories are described below:

Mr. Marlan W. Downey. Mr. Downey worked for Shell Oil Company, an integrated energy company, from 1957 to 1987. In 1977, he moved to Shell Oil’s International Exploration & Production business and became Vice President of Shell, and then President of Shell Oil’s newly-formed international subsidiary, Pecten International, retiring in 1987. Mr. Downey joined ARCO International in 1990 as Senior Vice President of Exploration, becoming President of ARCO International and then Senior Vice President and Executive Exploration Advisor to ARCO. Mr. Downey retired from ARCO in 1996. He serves on the board of TransAtlantic Petroleum Ltd., operating internationally. He is a fellow of the American Association for the Advancement of Science. He is an elected fellow of the Geological Society in London. Mr. Downey is past President of the American Association of Petroleum Geologists (“AAPG”) and has served as Bartell Professor and Chief Scientist—Sarkeys Energy Center at the University of Oklahoma. Mr. Downey is the 2009 recipient of the AAPG’s Sidney Powers Medal, which is the highest honor awarded by the AAPG. He is active in several scientific organizations and serves on the board of Berkeley Earth, a non-profit organization. Mr. Downey received a Bachelor of Arts degree in Chemistry in 1952 at Peru State College in Nebraska. He served in the Army in Korea and the Philippines, then entered graduate school at the University of Nebraska, and received a Bachelor of Science degree in 1956 and a Master of Science degree in Geology in 1957. Mr. Downey previously served on Matador Petroleum Corporation’s board of directors. He has served as a special advisor since our inception in July 2003 and currently serves as chair of the Board’s Prospect Committee and on the Operations and Engineering Committee.

Mr. Wade I. Massad. Mr. Massad served as a consultant to the Company and a special advisor to the Board from 2010 to December 2011, when he was elected Executive Vice President—Capital Markets of the Company. He held this role until July 2012, when he resumed his role as a consultant to the Company and as a special advisor to the Board, pursuant to a consulting agreement entered into in August 2012. Mr. Massad is the Co-Founder and Co-Managing Member of Cleveland Capital Management L.L.C., a registered investment advisor and General Partner of Cleveland Capital L.P., a private investment fund focused on micro-cap public and private equity securities, established in October 1996. Previously, Mr. Massad was an investment banker with Keybanc Capital Markets and RBC Capital Markets, where he was the head of U.S. equity institutional sales from 1997 to 1998 and the head of U.S. Capital Markets business from 1999 to 2003. He also served on the firm’s executive committee. Mr. Massad has served on multiple public and private company boards and currently is a board member of 4Licensing Corporation. Mr. Massad received a Bachelor of Arts in business management from Baldwin-Wallace University in 1989 and currently serves on its Board of Trustees.

Mr. Edward R. Scott, Jr. Mr. Scott is a successful Amarillo, Texas lawyer, civic leader and businessman, managing a varied portfolio of real estate and development-related concerns. Currently, he is the primary developer for two residential developments in Amarillo: Pheasant Run and The Greenways. From 1968 to 1996, Mr. Scott was an attorney with the Amarillo law firm of Gibson, Ochsner & Adkins. From 1965 to 1968, he served as an accountant with Price Waterhouse & Co. Mr. Scott received his Bachelor of Business Administration degree in Accounting from West Texas State University in 1962 and an LLB from The

University of Texas School of Law in 1965. Mr. Scott has previously served as a director and chairman of the Amarillo Economic Development Corporation and is currently serving as a board member of the Salvation Army, Amarillo Area Foundation and the Amarillo Club. He is a past President of the Rotary Club of Amarillo, the Amarillo Businessmen’s Club, the Amarillo Club, Big Brothers and Big Sisters and the Amarillo Business Foundation. He is a former chairman of the Amarillo Board of City Development and a former member of the Board of Regents for West Texas State University. Mr. Scott has previously served as an officer and/or board member to many other local civic and/or charitable organizations. He is a member of the Texas Bar Association, the Amarillo Bar Association, the Texas Society of Certified Public Accountants and the Panhandle Chapter of the Texas Society of Certified Public Accountants. Mr. Scott is an original shareholder in both Matador Resources Company and Matador Petroleum Corporation. He was an original director on the Matador Resources Company Board and served as chair of the Audit Committee for eight years until his retirement from the Board in June 2011.

Mr. W.J. “Jack” Sleeper, Jr. Mr. Sleeper has over 55 years of experience evaluating oil and natural gas properties. Mr. Sleeper joined DeGolyer and MacNaughton, a petroleum consulting firm, as a Petroleum Engineer in 1965. He performed numerous field studies in North and South America, the North Sea and the Middle East. Mr. Sleeper retired as President and Chief Operating Officer of DeGolyer and MacNaughton on January 1, 1995. He served on DeGolyer and MacNaughton’s board of directors from 1978 until his retirement. Upon his graduation from the University of Oklahoma with a Bachelor of Science degree in Petroleum Engineering (with Distinction) in 1955, he was employed by Shell Oil Company, an integrated energy company, as an Exploitation Engineer. During his 10 years with Shell, he spent three years performing research at Shell Development Company in the fields of Reservoir Engineering, Geology and Petrophysics. He held the titles of Project Engineer, Senior Exploitation Engineer and Senior Production Geologist during his tenure with Shell. Mr. Sleeper has served on the Mewborne Petroleum and Geological Board of Advisors at the University of Oklahoma since 1995. He is a Licensed Professional Engineer (retired) in the states of Oklahoma and Texas. Mr. Sleeper previously served on Matador Petroleum Corporation’s board of directors. He has served as a special advisor to the Board since our inception in July 2003. He currently serves on our Operations and Engineering Committee and Prospect Committee.

CORPORATE GOVERNANCE

The business affairs of Matador are managed under the direction of the Board in accordance with the Texas Business Organizations Code, the Company’s Amended and Restated Certificate of Formation and its Amended and Restated Bylaws. The Board has adopted Corporate Governance Guidelines, which are reviewed annually by the Corporate Governance Committee of the Board. The Company has a Code of Ethics and Business Conduct for Officers, Directors and Employees (“Code of Ethics”), which is applicable to all officers, directors and employees of the Company. The Company intends to post any amendments to, and waivers from, its Code of Ethics on the Company’s website to the extent applicable to an executive officer or a director of the Company. The Corporate Governance Guidelines and the Code of Ethics are available on the Company’s website at www.matadorresources.com under the heading “Investors — Corporate Governance.”

The Board holds regular and special meetings and spends such time on the affairs of the Company as their duties require. During 2013, the Board held seven meetings. The Board also meets regularly in non-management executive sessions in accordance with NYSE regulations. The Corporate Governance Guidelines provide that one of the Company’s independent directors should serve as a lead independent director at any time when the chief executive officer serves as the chairman of the board. The lead independent director presides over the non-management executive sessions, serves as a liaison between the chairman and the independent directors and performs such additional duties as the Board may otherwise determine and delegate. Because Mr. Foran serves as Chairman of the Board and Chief Executive Officer, our independent directors have appointed Mr. Laney to serve as lead independent director. In 2013, all directors of the Company attended at least 75% of the meetings of the Board and the committees on which they served. Our Company policy states that each of our directors is expected to attend Annual Meetings of Shareholders. All of our directors were in attendance at the 2013 Annual Meeting.

Independence of Directors

The Board makes all determinations with respect to director independence in accordance with the NYSE listing standards and the rules and regulations promulgated by the SEC. The actual determination of whether a director is independent is made by the Board on a case-by-case basis.

In connection with its preparation for the Annual Meeting, the Board undertook its annual review of director independence and considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. In making its determination, the Board applied the NYSE listing standards and SEC rules and regulations.

The Board reviewed the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. After this review, our Board determined that seven of our eight current directors are “independent directors” as defined under the rules of the SEC and the NYSE: Ms. Shannon, Messrs. Laney, Mitchell, Ryan and Sepulveda and Drs. Holditch and Ohnimus. In addition, our Board determined that Mr. Baribault will be an “independent director” as defined under the rules of the SEC and the NYSE upon his election to the Board. No member or nominee for our Board has a family relationship with any executive officer or other members of our Board.

Board Leadership Structure

Mr. Foran serves as Chairman of the Board and Chief Executive Officer of the Company. As stated in the Corporate Governance Guidelines, the Board does not believe that the offices of Chairman of the Board and Chief Executive Officer must be separate. The members of the Board possess experience and unique knowledge of the challenges and opportunities the Company faces. They are, therefore, in the best position to evaluate the current and future needs of the Company and to judge how the capabilities of the directors and senior managers can be most effectively organized to meet those needs. Given his deep knowledge of the Company and experience in leading it, the Board currently believes that the most effective leadership structure for the Company is to have Mr. Foran serve as Chairman of the Board and Chief Executive Officer.

While Mr. Foran serves as Chairman and Chief Executive Officer, all other directors are independent. After considering the recommendations of our Nominating, Compensation and Planning Committee, the independent directors determine Mr. Foran’s compensation. Further, the Company has four standing committees and an independent lead director. The Board believes that each of these measures counterbalances any risk that may exist in having Mr. Foran serve as Chairman and Chief Executive Officer. For these reasons, the Board believes that this leadership structure is effective for the Company.

As the Lead Director, Mr. Laney has the following roles and responsibilities:

•	he chairs the executive sessions of the non-management and independent directors;

•	he leads the independent directors in the evaluation of the Chief Executive Officer;

•	he facilitates communication among the non-management and independent directors; and

•	he acts as a liaison between the non-management and independent directors and the Chief Executive Officer.

Mr. Laney, as Lead Director, may also perform such other duties as the Board or the Corporate Governance Committee from time to time may assign, which may include, but are not limited to, the following:

•	help develop Board agendas and ensure critical issues are included;

•	determine quality, quantity and timeliness of information from management;

•	make recommendations about retaining consultants or special advisors for the Board;

•	interview Board candidates;

•	oversee Board and director evaluations; and

•	help improve communications and processes by and between management and the Board and the Chief Executive Officer.

Board Committees

The standing committees of the Board are the Audit Committee; Nominating, Compensation and Planning Committee; Corporate Governance Committee; and Executive Committee. The Board has also established the following advisory committees: Operations and Engineering Committee; Financial Committee; and Prospect Committee. Each of the standing committees is governed by a charter, and a copy of the charters of each of these committees is available on the Company’s website at www.matadorresources.com under the heading “Investors — Corporate Governance.” Director membership of all of our committees at December 31, 2013 is identified below.

Director	Audit Committee	Nominating, Compensation and Planning Committee	Corporate Governance Committee	Executive Committee	Operations and Engineering Committee	Financial Committee	Prospect Committee
Joseph Wm. Foran				**	*	*	*
Stephen A. Holditch		*			**		*
David M. Laney	*	**	*	*		*
Gregory E. Mitchell			*
Steven W. Ohnimus	*			*	*		*
Michael C. Ryan	*	*				**
Carlos M. Sepulveda, Jr.	**		*			*
Margaret B. Shannon		*	**			*

*	Member
**	Chair

Audit Committee

The Audit Committee assists the Board in monitoring:

•	the integrity of our financial statements and disclosures;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent auditor;

•	the performance of our internal audit function and our independent auditor; and

•	our internal control systems.

In addition, the Audit Committee is charged with review of compliance with our Code of Ethics.

During 2013, our Audit Committee met five times and as of December 31, 2013 consisted of Messrs. Laney, Ryan and Sepulveda and Dr. Ohnimus, each of whom is independent under the rules of the NYSE and the SEC. Mr. Sepulveda is the chair of the Audit Committee. SEC rules require a public company to disclose whether or not its audit committee has an “audit committee financial expert” as defined by applicable SEC rules and regulations. Our Board has determined that each of Messrs. Ryan and Sepulveda is an “audit committee financial expert.”

Nominating, Compensation and Planning Committee

The Nominating, Compensation and Planning Committee has the following responsibilities:

•	identifies and recommends to the Board individuals qualified to be nominated for election to the Board;

•	recommends to the Board the members and chair of each committee of the Board;

•	assists the Board and the independent members of the Board in the discharge of their fiduciary responsibilities relating to the fair and competitive compensation of our executive officers;

•	provides overall guidance with respect to the establishment, maintenance and administration of our compensation programs, including stock and benefit plans;

•	oversees and advises the Board and the independent members of the Board on the adoption of policies that govern our compensation programs; and

•

recommends to the Board the strategy, tactical and performance goals of the Company, including those performance and tactical goals that relate to performance-based compensation, including but not limited to goals for production, reserves, cash flows and shareholder value.

Our Nominating, Compensation and Planning Committee has the authority to delegate authority and responsibilities to subcommittees of its members, so long as the subcommittee consists of at least two members.

As of December 31, 2013, our Nominating, Compensation and Planning Committee consisted of Ms. Shannon, Messrs. Laney and Ryan and Dr. Holditch, each of whom is independent under the rules of the NYSE, a “non-employee director” pursuant to Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and an “outside director” pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Mr. Laney is the chair of the Nominating, Compensation and Planning Committee. During 2013, the Nominating, Compensation and Planning Committee met 10 times. Dr. Holditch’s term as a director, and as a member of the Nominating, Compensation and Planning Committee, will expire at the Annual Meeting.

The Board has also established a Director Nominating Advisory Committee that is charged with receiving and considering possible nominees for election by shareholders to the Board. Pursuant to the Director

Nominating Advisory Committee charter, this committee is comprised of eight to 12 persons selected by the Nominating, Compensation and Planning Committee, and consists of at least:

•	two members of the Nominating, Compensation and Planning Committee;

•	two former members of or special advisors to the Board;

•

two shareholders who beneficially own Common Stock having a market value of at least $1.0 million (such value to be based on the market value of the Common Stock immediately prior to designation of such shareholders to the Director Nominating Advisory Committee); and

•	two shareholders who have beneficially owned Common Stock continuously for at least the five years prior to such shareholder’s designation to the Director Nominating Advisory Committee.

The current members of the Director Nominating Advisory Committee are Messrs. Laney and Scott, Ms. Shannon, Craig T. Burkert, Joe E. Coleman, James M. Funk, Kevin M. Grevey, Scott E. King, James S. Kone, Jr. and James H. “Jake” Trewin.

The Director Nominating Advisory Committee makes recommendations based on its conclusions to the Nominating, Compensation and Planning Committee for its consideration and review.

The Nominating, Compensation and Planning Committee and the Director Nominating Advisory Committee consider individuals recommended by the Company’s shareholders to serve on the Board. In considering candidates submitted by shareholders, the Director Nominating Advisory Committee and the Nominating, Compensation and Planning Committee take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the Director Nominating Advisory Committee and the Nominating, Compensation and Planning Committee, a shareholder must submit the recommendation in writing and must include the following information:

•

The name and address of the shareholder, evidence of the person’s ownership of Common Stock or derivatives, including the number of shares owned, a description of all arrangements or understandings regarding the right to vote shares of the Company, any short interest in any security of the Company, any rights to dividends that are separated or separable from the underlying shares, any proportionate interest in shares or derivatives held by a general or limited partnership whereby the shareholder is a general partner or beneficially owns an interest in the general partner, any performance-related fees (other than an asset-based fee) that the shareholder is entitled to based on any change in the value of the shares or derivatives, any other information relating to the shareholder that would be required to be disclosed in connection with solicitations of proxies for the election of directors in a contested election and a statement whether or not the shareholder will deliver a proxy to shareholders; and

•

The name, age, business and residence addresses of the candidate, the candidate’s résumé or a listing of his or her qualifications to be a director of the Company, the person’s consent to be a director if selected by the Nominating, Compensation and Planning Committee, nominated by the Board and elected by the shareholders and any other information that would be required to be disclosed in solicitations of proxies for the election of directors.

The shareholder recommendation and information described above and in more detail in our Amended and Restated Bylaws must be sent to the Corporate Secretary at One Lincoln Centre, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240 and must be received by the Corporate Secretary not less than 45 or more than 75 days prior to the one-year anniversary date of the date the Company’s proxy statement was mailed in connection with the previous year’s Annual Meeting of Shareholders.

The Nominating, Compensation and Planning Committee believes that a potential director of the Company must demonstrate that such candidate has:

•	a depth of experience at the policy-making level in business, government or education;

•	a balance with the business knowledge and experience of the incumbent or nominated directors;

•	availability and willingness to devote adequate time to Board duties;

•	any unfilled expertise needed on the Board or one of its committees;

•	character, judgment and ability to make independent analytical, probing and other inquiries;

•	willingness to exercise independent judgment yet willingness to listen and learn from the other directors and the Company’s staff; and

•	financial independence to ensure such candidate will not be financially dependent on director compensation.

In the case of an incumbent director, the Nominating, Compensation and Planning Committee will also consider such director’s past performance on the Board.

The Nominating, Compensation and Planning Committee or the Director Nominating Advisory Committee may identify potential nominees by asking, from time to time, current directors and executive officers for their recommendation of persons meeting the criteria described above who might be available to serve on the Board. The Nominating, Compensation and Planning Committee or the Director Nominating Advisory Committee may also engage firms that specialize in identifying director candidates. As described above, the Nominating, Compensation and Planning Committee and Director Nominating Advisory Committee will also consider candidates recommended by shareholders.

Once a person has been identified by the Nominating, Compensation and Planning Committee or the Director Nominating Advisory Committee as a potential candidate, the Nominating, Compensation and Planning Committee or the Director Nominating Advisory Committee will make an initial determination regarding the need for additional Board members to fill vacancies or expand the size of the Board. If the Nominating, Compensation and Planning Committee or the Director Nominating Advisory Committee determines that additional consideration is warranted, the Nominating, Compensation and Planning Committee or the Director Nominating Advisory Committee will review such information and conduct interviews as it deems necessary to fully evaluate each director candidate. In addition to the qualifications of a candidate, the Nominating, Compensation and Planning Committee or the Director Nominating Advisory Committee will consider such relevant factors as it deems appropriate, including the current composition of the Board, the evaluations of other prospective nominees and the need for any required expertise on the Board or one of its committees. The Nominating, Compensation and Planning Committee or the Director Nominating Advisory Committee also contemplate multiple dynamics that promote and advance diversity amongst the members of the Board. Although the Nominating, Compensation and Planning Committee does not have a formal diversity policy, the Nominating, Compensation and Planning Committee considers a number of factors regarding diversity of personal and professional backgrounds, specialized skills and acumen and breadth of experience in energy production, consumption, distribution or transportation, government policy, finance or law. The Nominating, Compensation and Planning Committee’s evaluation process will not vary based on whether or not a candidate is recommended by a shareholder.

Corporate Governance Committee

The Corporate Governance Committee is responsible for periodically reviewing and assessing our Corporate Governance Guidelines and making recommendations for changes thereto to the Board, reviewing any other matters related to our corporate governance, unless the authority to conduct such review has been retained by the Board or delegated to another committee, and overseeing the evaluation of the Board and management.

As of December 31, 2013, our Corporate Governance Committee consisted of Ms. Shannon and Messrs. Laney, Mitchell and Sepulveda, each of whom is independent under the rules of the NYSE. Ms. Shannon is the chair of the Corporate Governance Committee. During 2013, the Corporate Governance Committee met four times.

Executive Committee

The Executive Committee has authority to discharge all the responsibilities of the Board in the management of the business and affairs of the Company, except where action of the full Board is required by statute or by our Amended and Restated Certificate of Formation.

As of December 31, 2013, our Executive Committee consisted of Messrs. Foran and Laney and Dr. Ohnimus. Mr. Foran is the chair of the Executive Committee. The Executive Committee did not meet during 2013.

Operations and Engineering Committee

The Operations and Engineering Committee provides oversight of the development of our prospects, our drilling and completion operations and our production operations and associated costs. In addition, the Operations and Engineering Committee provides oversight of the amount and classifications of our reserves and the design of our completion techniques and hydraulic fracturing operations and various other reservoir engineering matters. As of December 31, 2013, the members of the Operations and Engineering Committee were Mr. Foran, Drs. Holditch and Ohnimus and Messrs. Downey (ex officio) and Sleeper (ex officio), who are special advisors to our Board. Dr. Holditch is the chair of the Operations and Engineering Committee. Dr. Holditch’s term as a director, and as a member of the Operations and Engineering Committee, will expire at the Annual Meeting.

Financial Committee

The Financial Committee provides oversight of our financial position, liquidity and capital needs and the various methods for financing our business. As of December 31, 2013, the members of the Financial Committee were Ms. Shannon and Messrs. Foran, Laney, Ryan and Sepulveda. Mr. Ryan is the chair of the Financial Committee.

Prospect Committee

The Prospect Committee provides oversight of the technical analysis, evaluation and selection of our oil and natural gas prospects. As of December 31, 2013, the members of the Prospect Committee were Messrs. Foran, Downey (ex officio) and Sleeper (ex officio) and Drs. Holditch and Ohnimus. Dr. Holditch’s term as a director, and as a member of the Prospect Committee, will expire at the Annual Meeting. Mr. Downey is the chair of the Prospect Committee.

Board’s Role in Risk Oversight

The Audit Committee has the responsibility to oversee the Company’s guidelines and policies to govern the process by which risk assessment and risk management are undertaken by management. The Nominating, Compensation and Planning Committee has the responsibility to oversee that our incentive pay does not encourage unnecessary risk taking and to review and discuss the relationship between risk management policies and practices, corporate strategy and senior executive compensation.

Compensation Committee Interlocks and Insider Participation

Ms. Shannon, Messrs. Laney and Ryan and Dr. Holditch served on our Nominating, Compensation and Planning Committee during the last completed fiscal year. None of our executive officers serve on the board of directors or compensation committee of a company that has an executive officer that serves on our Board or Nominating, Compensation and Planning Committee. No member of our Board serves as an executive officer of a company in which one of our executive officers serves as a member of the board of directors or compensation committee of that company. There were no compensation committee interlocks during 2013.

Communications with Directors

The Board has established a process to receive communications from shareholders and other interested parties by mail. Shareholders and other interested parties may contact any member of the Board, any Board committee or the entire Board. To communicate with the Board, any individual director or any committee of directors, correspondence should be addressed to the Board. All such correspondence should be sent “c/o Corporate Secretary” at One Lincoln Centre, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240. The Corporate Secretary will review and forward correspondence to the appropriate person or persons.

Any communications to the Company from one of the Company’s officers or directors will not be considered “shareholder communications.” Communications to the Company from one of the Company’s employees or agents will only be considered “shareholder communications” if they are made solely in such employee’s or agent’s capacity as a shareholder. Any shareholder proposal submitted pursuant to Rule 14a-8 promulgated under the Exchange Act will not be viewed as “shareholder communications.”

Executive Officers and Other Senior Officers of the Company

The following table sets forth the names, ages and positions of our executive officers and certain of our other senior officers at April 24, 2014:

Name	Age	Positions Held With Us
Executive Officers
Joseph Wm. Foran	61	Chairman of the Board and Chief Executive Officer
Matthew V. Hairford	53	President
David E. Lancaster	57	Executive Vice President, Chief Operating Officer and Chief Financial Officer
David F. Nicklin	65	Executive Director of Exploration
Bradley M. Robinson	59	Vice President of Reservoir Engineering, Chief Technology Officer
Craig N. Adams	47	Executive Vice President—Land & Legal
Ryan C. London	35	Vice President and General Manager

Other Senior Officers
Billy E. Goodwin	56	Vice President of Drilling
William F. McMann	51	Vice President of Production and Facilities
Van H. Singleton, II	36	Vice President of Land
G. Gregg Krug	53	Vice President of Marketing; Vice President of Longwood Gathering and Disposal Systems, LP
Sandra K. Fendley	51	Vice President and Chief Accounting Officer
Kathryn L. Wayne	53	Controller and Treasurer

The following biographies describe the business experience of our executive officers and other senior officers. Each officer serves at the discretion of our Board. There are no family relationships among any of our officers.

Executive Officers

Mr. Joseph Wm. Foran. Please see the biography of Mr. Foran on page 9 of this Proxy Statement.

Mr. Matthew V. Hairford. Mr. Hairford joined Matador Resources Company in July 2004 as its Drilling Manager. He was named Vice President of Drilling in May 2005; Vice President of Operations in May 2006; Executive Vice President of Operations in May 2009; and in November 2013 assumed the title of President. He was previously with Samson Resources, an exploration and production company, as Senior Drilling Engineer, having joined Samson in 1999. His responsibilities there included difficult Texas and Louisiana Gulf Coast projects, horizontal drilling projects and a start-up drilling program in Wyoming. The scope of this work ranged from multi-lateral James Lime wells in East Texas to deep wells in South Texas and South Louisiana. Mr. Hairford has drilled many geo-pressured wells in Texas and Louisiana, along with normally pressured wells in Southwest Wyoming and East Texas. Additional responsibilities included a horizontal well program in Roger Mills County, Oklahoma at 15,000 feet vertical depth. Mr. Hairford has experience in air drilling, underbalanced drilling, drilling under mud caps and high temperature and pressure environments. From 1998 until 1999, Mr. Hairford served as Senior Drilling Engineer with Sonat, Inc., a global company involved with natural gas transmission and marketing, oil and natural gas exploration and production and oil services. His responsibilities included Pinnacle Reef wells in East Texas and deep horizontal drilling in the Austin Chalk field in Central Louisiana. From 1984 to 1998, Mr. Hairford served in various drilling engineering capacities with Conoco, Inc., an integrated energy company. His operational areas included the Appalachian Basin, Illinois Basin, Permian Basin, Texas Panhandle and Val Verde Basin. Mr. Hairford was selected as a member of a three-person team to explore the use of unconventional technologies to identify a potential step change in the drilling sector. Multiple techniques were evaluated and tested, including declassified defense department technologies. Additional Conoco assignments included both field and office drilling positions in Midland and Oklahoma City. Earlier in his career with Conoco, Mr. Hairford was selected to participate in the Conoco Drilling Rig Supervisor Training Program in Houston. This program consisted of two years working a regular rotation as a drilling representative on rigs and as a drilling engineer in various domestic offices. Mr. Hairford began his career in 1984 with Conoco in a field production assignment in Hobbs, New Mexico. Mr. Hairford received his Bachelor of Science degree in Petroleum Engineering Technology from Oklahoma State University in 1984. He is an active member of the American Association of Drilling Engineers, the American Petroleum Institute and the Society of Petroleum Engineers. Mr. Hairford has also undertaken additional training through Stanford University’s Executive Education programs including, most recently in the summer of 2011, the Stanford Graduate School of Business flagship six week Stanford Executive Program.

Mr. David E. Lancaster. Mr. Lancaster joined Matador Resources Company in December 2003 and serves as Executive Vice President, Chief Operating Officer and Chief Financial Officer. Mr. Lancaster has served in several capacities since joining Matador, including Vice President of Business Development, Acquisitions and Finance from December 2003 to May 2005; Vice President and Chief Financial Officer from May 2005 to May 2007; and Executive Vice President and Chief Financial Officer from May 2007 to May 2009. He was named Chief Operating Officer in May 2009. From August 2000 to December 2003, he was Marketing Manager for Schlumberger Limited’s Data & Consulting Services, which provided full-field reservoir characterization, production enhancement, multidisciplinary reservoir and production solutions and field development planning. In this position, he was responsible for global marketing strategies, business models, input to research and development, commercialization of new products and services and marketing communications. From 1999 to 2000, Mr. Lancaster was Business Manager, North and South America, for Schlumberger Holditch-Reservoir Technologies, the petroleum engineering consulting organization formed following Schlumberger’s acquisitions of S.A. Holditch & Associates, Inc. and Intera Petroleum Services. In this role, he was responsible for the business operations of 12 consulting offices throughout North and South America. Mr. Lancaster worked with Schlumberger for six years following its acquisition of S.A. Holditch & Associates, Inc. in October 1997. He joined S.A. Holditch & Associates in 1980, and was one of the principals in that well-known petroleum engineering consulting firm. Between 1980 and 1997, Mr. Lancaster held positions ranging from Senior Petroleum Engineer to Senior Vice President—Business Development. In this latter role, he was responsible for marketing and sales, as well as the company’s commercial training business. During most of his tenure at S.A. Holditch & Associates, Inc., Mr. Lancaster was a consulting reservoir engineer with particular emphasis on characterizing and improving production from unconventional natural gas reservoirs. For more than seven years during this time, he was the Project Manager for the Gas Research Institute’s Devonian Shales applied research projects investigating ways to improve reservoir characterization, completion practices and natural gas recovery in low permeability, natural gas shale reservoirs. He was also the lead reservoir engineer for the Secondary Gas Recovery project sponsored by the Gas Research Institute and the U.S. Department of Energy, looking at ways to improve recovery from compartmentalized natural gas reservoirs in North and South Texas. Mr. Lancaster began his career as a reservoir engineer for Diamond Shamrock Corporation in 1979. Mr. Lancaster received Bachelor and Master of Science degrees in Petroleum Engineering from Texas A&M University in 1979 and 1988, respectively, graduating summa cum laude. He has authored or co-authored more than 50 technical papers and articles, as well as numerous other published reports and industry presentations. He is a member of the Society of Petroleum Engineers, and he served as a charter member and former Vice Chairman of the Texas A&M University Petroleum Engineering Advisory Board. Mr. Lancaster is a Licensed Professional Engineer in the State of Texas.

Mr. David F. Nicklin. Mr. Nicklin joined Matador Resources Company in February 2009 as Executive Director of Exploration after working with us as a consultant since November 2007. Prior to joining Matador, since January 2000, Mr. Nicklin provided executive level consulting services to a variety of clients. In 2006, Mr. Nicklin co-founded and currently leads a small, private oil and natural gas company, Salt Creek Petroleum LLC. Salt Creek Petroleum owns small, non-operated interests in a variety of onshore oil and natural gas fields in the United States. Since 2009, Mr. Nicklin has consulted almost exclusively for Matador, with the primary exception of the minimal time he has devoted to Salt Creek Petroleum. Mr. Nicklin worked approximately 210 days for us in 2011, 230 days in 2012 and 237.5 days in 2013. We have determined that Mr. Nicklin’s involvement with Salt Creek Petroleum does not detract from his performance for Matador and does not result in any conflict of interest between Mr. Nicklin and Matador due to the fact that Salt Creek Petroleum is not involved in plays and prospects that compete with our interests. In 2000, Mr. Nicklin founded and led for three years a private oil and natural gas exploration company, Serica Energy, which is now a public company with assets in Indonesia, the United Kingdom, Spain, Ireland and Morocco. Between 1981 and 2000, Mr. Nicklin was an employee of ARCO, an integrated energy company, where he participated in and led several international exploration teams, particularly in the Middle East, southeast Asia and Australasia. In 1991, he became the Chief Geologist for ARCO, a position he held until his retirement in 2000. In this position, Mr. Nicklin was responsible for the quality of the geological effort at ARCO, in particular, ensuring the application of state-of-the-art geological technology, the company’s risk management process, the selection of new ventures and the high-grading of a large geoscience staff. Throughout his career at ARCO, Mr. Nicklin was closely involved with the successful exploration for and development of a number of large oil and natural gas discoveries. Prior to joining ARCO, Mr. Nicklin was a senior development and operations geologist in a variety of positions in the United Kingdom, Angola, Norway and the Middle East. He was a specialist in well-site operations and provided training in operations to entry-level personnel. Mr. Nicklin was born in the United Kingdom and received a Bachelor of Science degree in Geology from the University of Wales in 1971. He is an active member of the American Association of Petroleum Geologists and various other professional groups.

Mr. Bradley M. Robinson. Mr. Robinson joined Matador Resources Company in August 2003 as one of its founders and has served as our Vice President of Reservoir Engineering since that time. He assumed the additional role of Chief Technology Officer in May 2013. Prior to joining Matador, from 1997 to August 2003, Mr. Robinson held the position of Advisor with Schlumberger Limited’s Data & Consulting Services business unit, which provided full-field reservoir characterization, production enhancement, multidisciplinary reservoir and production solutions and field development planning, where he was responsible for the development and application of new technologies for well completions and stimulation, provided technical expertise for reservoir management and field development projects, taught basic and advanced industry courses in well completions and stimulation and provided internal training in production engineering and stimulation methods. Mr. Robinson worked with Schlumberger for six years following its acquisition of S.A. Holditch & Associates, Inc. in 1997. Mr. Robinson joined Holditch in 1979, and was one of the principals in that well-known petroleum engineering consulting firm. From 1979 to 1982, Mr. Robinson served as Senior Petroleum Engineer and was involved in all aspects of reservoir and production engineering for both conventional and low permeability oil and natural gas fields. From 1982 to 1997, he was Holditch’s Vice President—Production Engineering, where he was responsible for coordination and management of production and completion engineering projects, including development drilling and openhole data acquisition programs, design and supervision of initial well completions and workovers, transient well test design and analysis and hydraulic fracture stimulation design and supervision. His duties also included reserves evaluation and economic analysis of new and existing wells, and his areas of specialization included low permeability natural gas sands, coalbed methane reservoirs and horizontal wells. For approximately 10 years during this time, he served as assistant project manager for the Gas Research Institute’s

Tight Gas Sands and Horizontal Gas Wells applied research projects investigating ways to improve reservoir characterization, completion practices and natural gas recovery in low permeability natural gas reservoirs and horizontal natural gas wells. During his career, he has worked all over the world, including the United States, Canada, Venezuela, Colombia, Mexico, Egypt, the North Sea, Russia and Indonesia, among others. Mr. Robinson began his career in 1977 with Marathon Oil Company, serving as an Associate Production Engineer and later as a Reservoir Engineer in Midland. Mr. Robinson received Bachelor and Master of Science degrees in Petroleum Engineering from Texas A&M University in 1977 and 1986, respectively. He has authored or co-authored more than 30 technical articles appearing in industry and/or technical publications and has made numerous engineering technical presentations. Mr. Robinson is a member of the Society of Petroleum Engineers and is a Licensed Professional Engineer in the State of Texas. He served as Chairman of the Dallas Section of the Society of Petroleum Engineers in 2011 and 2012. He also received the 2013 Engineer of the Year Award presented by the Dallas Section of the Society of Petroleum Engineers and the 2013 Completions Optimization and Technology award presented by the Mid-Continent region of the Society of Petroleum Engineers.

Mr. Craig N. Adams. Mr. Adams joined Matador Resources Company in September 2012 as its Vice President and General Counsel. In July 2013, Mr. Adams became Executive Vice President—Land & Legal. Before joining Matador Resources Company, Mr. Adams was a partner with Baker Botts L.L.P. from March 2001 to September 2012 where he focused his practice on securities, mergers and acquisitions and corporate governance matters. He was a partner with Thompson & Knight L.L.P. from January 1999 to February 2001 and an associate from September 1992 to December 1998. Mr. Adams received a Bachelor of Business Administration degree in finance from Southern Methodist University in 1988 and his law degree in 1992 from Texas Tech University School of Law, where he was a Comment Editor of the Texas Tech Law Review.

Mr. Ryan C. London. Mr. London first worked at Matador Resources Company in the summer of 2004 as a student intern. He joined Matador Resources Company full-time as a Petroleum Engineer in May 2005 and advanced to the positions of Senior Operations Engineer in January 2008 and Asset Manager in March 2012. He was promoted to Vice President and General Manager in March 2013. In this position, Mr. London manages the day-to-day activities of our various asset teams. Mr. London received his Bachelor of Science degree in Mechanical Engineering from Texas A&M University in 2002 and his Master of Engineering degree in Petroleum Engineering from Colorado School of Mines in 2005. Mr. London is a member of the Society of Petroleum Engineers and is a Licensed Professional Engineer in the State of Texas.

Other Senior Officers

Mr. Billy E. Goodwin. Mr. Goodwin joined Matador Resources Company in July 2010 as Drilling Manager. He was promoted to Vice President of Drilling in September 2013. He was previously with Samson Resources, a company he joined in 2001 to supervise the drilling of underbalanced multilateral horizontal wells. In his roles as Senior Drilling Engineer and Area Drilling Manager for Samson, Mr. Goodwin engineered and managed operations in the Permian Basin, South Texas, East Texas, Mid-Continent and Gulf Coast areas. Mr. Goodwin worked with Conoco, Inc. before joining Samson. He began his career in 1985 in Conoco’s production department before joining the drilling department in 1989. Mr. Goodwin has diverse horizontal operational experience both onshore and offshore, and both domestically and internationally, including in the Middle East, Southeast Asia and South America. Throughout his career, Mr. Goodwin has developed underbalanced drilling, managed pressure drilling and drill-in casing techniques for normal and geo-pressured environments. Mr. Goodwin received a Bachelor of Science degree in Petroleum Engineering Technology from Oklahoma State University in 1984. He is a member of the Society of Petroleum Engineers and the American Association of Drilling Engineers. Mr. Goodwin served in the United States Marine Corps.

Mr. William F. McMann. Mr. McMann began work for Matador Resources Company as an engineering consultant in December 2011, working with the completions and production groups, before formally joining the Company as Vice President of Production and Facilities in January 2014. Mr. McMann previously served as an independent petroleum engineering consultant from June 2008 to March 2009 and again from December 2010 until December 2011. From April 2009 to December 2010 he served as Operations Manager and Vice President – Operations at Wagner Oil Company, where he managed drilling, completion and field operations in West Texas, South Texas and South Louisiana. He worked as Operations Manager at Cinco Resources, Inc. from February 2008 to June 2008. From 1998 to 2008 he was employed by Denbury Resources, Inc. where he helped to engineer and manage the growth of the company including waterflood development in the Upper Cretaceous Eutaw formation and horizontal drilling and completions in the Selma Chalk formation. During his last three years at Denbury Mr. McMann worked as Asset Manager of their East Mississippi and Alabama assets and oversaw the initiation of Denbury’s East Mississippi CO2 development. In 1994 Mr. McMann joined Vintage Petroleum in Tulsa, Oklahoma as District Engineer managing their Ventura and Bakersfield, California production operations, a position he held until 1998. Mr. McMann began his career with Amerada Hess Corporation in 1985 working as a Field Production Engineer in the Seminole San Andres Unit CO2 flood in Seminole, Texas through 1989 when he was transferred to Houston to work their offshore Gulf of Mexico assets. Mr. McMann received a Bachelor of Science degree in Petroleum Engineering from West Virginia University in 1985 and a Master of Business Administration from Oklahoma State University in 1996. He is a member of the Society of Petroleum Engineers, Oilfield Christian Fellowship and the American Association of Drilling Engineers (“AADE”), and participates in DFW Honor Flight by escorting World War II veterans to Washington, D.C. to visit the World War II Memorial. Mr. McMann also serves as the liaison between the Dallas/Fort Worth AADE chapter and the AADE Student Section chapters of Missouri University of Science and Technology and West Virginia University.

Mr. Van H. Singleton, II. Mr. Singleton joined Matador Resources Company in August 2007 as a Landman and was promoted to Senior Staff Landman in 2009 and then to General Land Manager in 2011. In September 2013, Mr. Singleton became Vice President of Land for the Company. Prior to joining Matador, Mr. Singleton founded and was President of VanBrannon and Associates, LLC and Southern Escrow and Title of Mississippi, LLC from 1998 to 2003, which provided full-spectrum land title work and title insurance in Mississippi, Louisiana, Texas and Arkansas. From 2003 until joining Matador in 2007 he served as general manager of his family’s real estate brokerage in Houston. Mr. Singleton received a Bachelor of Arts degree in Criminal Justice from the University of Mississippi in 2000. He is an active member of the American Association of Professional Landmen, the New Mexico Landman Association, the Permian Basin Landman Association and the Dallas Association of Petroleum Landmen.

Mr. G. Gregg Krug. Mr. Krug joined Matador Resources Company in April 2012 as its Marketing Manager. He was named Vice President of Marketing and Vice President of Longwood Gathering & Disposal Systems, LP in September 2013. He has overall responsibility for Matador’s marketing activities of its oil and natural gas, as well as responsibility for all business aspects for Longwood Gathering & Disposal Systems, LP. Previously, Mr. Krug was with Unit Petroleum Company, an exploration and production company based in Tulsa, Oklahoma, as Marketing Manager, having joined in 2006. He and his staff were responsible for marketing, gas measurement, contract administration and production reporting in their core areas of Oklahoma, the Texas Panhandle, East Texas and Northwestern Louisiana. From 2005 to 2006, Mr. Krug served as Marketing Manager with Matador Resources Company developing our Marketing Department. From 2000 to 2005, Mr. Krug served as Gas Scheduling Supervisor with Samson Resources in Tulsa, Oklahoma where he and his staff were responsible for scheduling natural gas sales as well as procurement of natural gas supply on Samson owned gathering systems. From 1983 to 2000, Mr. Krug served with The Williams Companies in various capacities including in the Kansas Hugoton Field in Ulysses, Kansas and Tulsa, Oklahoma for Williams Natural Gas Pipeline and on the trading floor in Tulsa, Oklahoma for Williams Energy Services Company. Mr. Krug received a Bachelor of Business Administration degree from Oklahoma City University in 1996.

Ms. Sandra K. Fendley. Ms. Fendley joined Matador Resources Company in December 2013 as Vice President and Chief Accounting Officer. She has over 20 years of experience in the utility, oil and natural gas and midstream industries. Ms. Fendley previously served as Controller of J-W Midstream, a subsidiary of J-W Energy Company. Prior to joining J-W Midstream, she held a number of financial roles with Crosstex Energy (now EnLink Midstream), including serving as Director of Financial Accounting, Director of Financial Reporting

and Corporate Controller from 2006 until her departure in 2013. She also held numerous and varied accounting roles with TXU (currently Energy Future Holdings) from 1991 to 2006. In her various roles, Ms. Fendley has led the financial accounting group and SEC reporting group for a publicly traded master limited partnership, a crude oil operational accounting group, a financial planning and analysis group and fixed asset accounting, inventory and accounts payable departments. Ms. Fendley received a Bachelor of Business Administration degree in Accounting from Texas A&M University at Commerce in 1991, earned a Master of Business Administration degree from Tarleton State University in 2001 and is a licensed certified public accountant.

Ms. Kathryn L. Wayne. Ms. Wayne was one of the original employees of Matador Resources Company and has served as the Company’s Controller and Treasurer since 2003. She was previously with Matador Petroleum Corporation, joining the company in 1991. Immediately prior to its sale, Ms. Wayne was Senior Revenue Accountant, and her duties included supervision of the revenue accounting staff, management of the revenue distribution process and preparation of monthly accruals and various required regulatory reports. Ms. Wayne began her career with Mobil Oil Corporation, where she held various positions in the gas accounting department. Ms. Wayne received a Bachelor of Arts degree in Accounting from Texas A&M University in 1983. She is recognized by the Council of Petroleum Accountants Societies (COPAS) as an Accredited Petroleum Accountant (APA), having passed all eight parts of the accreditation examination. She is an active member of COPAS and served a three-year term on the COPAS APA Board of Examiners.

PROPOSAL 2 — ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Company seeks a non-binding advisory vote from its shareholders to approve the compensation of its Named Executive Officers (as defined below) as described in this Proxy Statement.

As discussed under the “Executive Compensation — Compensation Discussion and Analysis” section of this Proxy Statement (“CD&A”), we believe the Company’s future success and the ability to create long-term value for our shareholders depends on our ability to attract, retain and motivate highly qualified individuals in the oil and natural gas industry. Additionally, we believe that our success also depends on the continued contributions of our Named Executive Officers. The Company’s compensation system plays a significant role in its ability to attract, motivate and retain a high quality workforce. As described in CD&A, the Company’s compensation program for Named Executive Officers is designed to reward, in both the short-term and the long-term, performance that contributes to the implementation of our business strategies, maintenance of our culture and values and the achievement of our objectives. In addition, we reward qualities that we believe help achieve our business strategies such as teamwork; individual performance in light of general economic and industry-specific conditions; relationships with shareholders and vendors; the ability to manage and enhance production from our existing assets; the ability to explore new opportunities to increase oil and natural gas production; the ability to identify and acquire additional acreage; the ability to increase year-over-year proved reserves; the ability to control unit production costs; level of job responsibility; industry experience; and general professional growth.

This proposal provides shareholders the opportunity to endorse or not endorse the Company’s executive compensation program through the following resolution:

“Resolved, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

The above referenced CD&A disclosure appears on pages 31 to 43 of this Proxy Statement.

Because this is an advisory vote, it will not be binding upon the Board. However, the Nominating, Compensation and Planning Committee and the independent members of the Board (the “Independent Directors”) will take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required to approve this resolution on a non-binding basis. If you hold your shares through a broker and you do not instruct the broker how to vote, your broker will not have the authority to vote your shares. Abstentions will have the effect as a vote cast against the proposal. Broker non-votes will be counted as present for purposes of determining the presence of a quorum but will have no effect upon the outcome of the vote.

During our 2012 Annual Meeting of Shareholders, our shareholders approved a non-binding, advisory proposal to hold annual advisory votes to approve our executive compensation. In consideration of the results of this advisory vote, the Board has adopted a policy providing for annual advisory votes on executive compensation. Unless the Board modifies this policy, the next advisory vote on compensation following this vote will be held at our 2015 Annual Meeting of Shareholders.

The Board of Directors recommends that you vote FOR approval of this resolution.

PROPOSAL 3 — RATIFICATION OF THE APPOINTMENT OF KPMG LLP

The Audit Committee has appointed KPMG LLP (“KPMG”) as the independent registered public accounting firm of the Company for the year ending December 31, 2014, and the Board has directed that such appointment be submitted to our shareholders for ratification at the Annual Meeting. The Audit Committee conducted a competitive process to review the appointment of our independent registered public accounting firm for the year ending December 31, 2014. The process included consideration of audit firms in addition to Grant Thornton LLP (“Grant Thornton”), which was the Company’s independent registered public accounting firm for the year ended December 31, 2013. The decision to evaluate more than one potential audit firm was made in connection with the Audit Committee’s annual review of the independent registered public accounting firm. Upon completion of this process, on April 9, 2014, the Audit Committee appointed KPMG as the Company’s registered public accounting firm for the year ending December 31, 2014.

Grant Thornton’s audit reports on the Company’s consolidated financial statements for the years ended December 31, 2012 and 2013 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2012 and 2013, and through April 9, 2014, there were no (i) disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K) between the Company and Grant Thornton on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Grant Thornton’s satisfaction, would have caused it to make reference to the matter in conjunction with its report on the Company’s consolidated financial statements for the relevant year, or (ii) reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

During the years ended December 31, 2012 and 2013, and through April 9, 2014, neither the Company, nor anyone on behalf of the Company, consulted with KPMG with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and no written report or oral advice was provided by KPMG to the Company that KPMG concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue or (ii) any matter that was the subject of either a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K). The Company has been advised by KPMG that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm’s engagement as auditors.

If the shareholders do not ratify the appointment of KPMG, the Audit Committee will consider whether to engage a different independent registered public accounting firm but will not be obligated to do so.

The Company has been advised that representatives of KPMG and Grant Thornton will be present at the Annual Meeting and will be available to respond to appropriate questions and make a statement if they desire to do so.

Fees of Independent Registered Public Accounting Firm for Fiscal Years 2013 and 2012

We paid no fees to KPMG for the years ended December 31, 2013 and 2012. The following table presents fees for professional audit services rendered by Grant Thornton for the audits of the Company’s annual financial statements for the years ended December 31, 2013 and 2012, and fees for other services rendered by Grant Thornton during those periods:

	2013	2012
Audit fees	$604,815	$598,730
Audit-related fees	—	—
Tax fees	—	—
All other fees	4,900	2,858

Total	$609,715	$601,588

Services rendered by Grant Thornton in connection with the fees presented above were as follows:

Audit Fees

For fiscal year 2013, audit fees consisted of fees associated with the audit of the Company’s consolidated financial statements, including the audit of the effectiveness of the Company’s internal control over financial reporting, required reviews of our quarterly condensed consolidated financial statements, including for inclusion in our prospectus related to our 2013 equity offering, and providing the underwriters of such offering with comfort letters on certain information contained, or incorporated by reference, in the prospectus. For fiscal year 2012, audit fees consisted of fees associated with the audit of the Company’s consolidated financial statements, including the audit of the effectiveness of the Company’s internal control over financial reporting, required reviews of our quarterly condensed consolidated financial statements and review of our Registration Statement on Form S-3.

Audit-Related Fees

We did not incur any audit-related fees in 2013 or 2012.

Tax Fees

We did not incur any fees for tax advice, planning and other services in 2013 or 2012.

All Other Fees

For fiscal years 2013 and 2012, all other fees included the use of online research tools provided by Grant Thornton.

The Audit Committee pre-approves all audit and permissible non-audit services provided by KPMG. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has authorized the chair of the Audit Committee to pre-approve audit and permissible non-audit services provided by KPMG up to $750,000. Pursuant to this delegation, the decisions of the chair must be presented to the Audit Committee at its next meeting.

Report of the Audit Committee

We are a standing committee comprised of independent directors as currently defined by SEC regulations and the applicable listing standards of the NYSE. The Board has determined that at least one of the members of the Audit Committee is an “audit committee financial expert” as defined by applicable SEC rules and regulations. We operate under a written charter adopted by the Board. A copy of the charter is available free of charge on the Company’s website at www.matadorresources.com under “Investors — Corporate Governance.”

We annually select the Company’s independent auditors. If the shareholders do not ratify the appointment of KPMG at the Annual Meeting, the Audit Committee will reconsider the appointment of the independent auditors.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the United States Public Company Accounting Oversight Board and issuing a report thereon. As provided in our charter, our responsibilities include the monitoring and oversight of these processes.

Consistent with our charter responsibilities, we have met and held discussions with management and the independent auditors. In this context, management and the independent auditors represented to us that the Company’s consolidated financial statements for the fiscal year ended December 31, 2013 were prepared in accordance with U.S. generally accepted accounting principles. We reviewed and discussed the consolidated financial statements with management and the independent auditors and discussed with the independent auditors matters required to be discussed by Auditing Standard No. 16, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Company’s independent auditors have also provided to us the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee, and we discussed with the independent auditors that firm’s independence.

Based upon our reviews and discussions with management and the independent auditors and our review of the representation of management and the report of the independent auditors to the Audit Committee, we recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC.

Audit Committee,

Carlos M. Sepulveda, Jr., Chair

David M. Laney

Steven W. Ohnimus

Michael C. Ryan

Vote Required

The affirmative vote of the holders of a majority of the shares of the Company’s voting securities represented in person or by proxy at the Annual Meeting entitled to vote on such proposal is required for the ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for the year ending December 31, 2014. If the shareholders do not ratify the appointment of KPMG, the Audit Committee will consider whether to engage a different independent registered public accounting firm but will not be obligated to do so. Abstentions will have the effect as a vote cast against the proposal.

The Board of Directors recommends that you vote FOR the ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for the year ending December 31, 2014.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this compensation discussion and analysis, we discuss our compensation objectives, our decisions and the rationale behind those decisions relating to compensation for 2013 for our principal executive officer, our principal financial officer and our other three most highly compensated executive officers. This compensation discussion and analysis provides a general description of our compensation program and specific information about its various components.

Named Executive Officers

Throughout this discussion, the following individuals are referred to as the “Named Executive Officers” and are included in the Summary Compensation Table:

•	Joseph Wm. Foran, Chairman of the Board and Chief Executive Officer;

•	Matthew V. Hairford, President;

•	David E. Lancaster, Executive Vice President, Chief Operating Officer and Chief Financial Officer;

•	David F. Nicklin, Executive Director of Exploration; and

•	Ryan C. London, Vice President and General Manager.

Executive Summary

We are an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Our current operations are focused primarily on the oil and liquids-rich portion of the Eagle Ford shale play in South Texas and the Wolfcamp and Bone Spring plays in the Permian Basin in Southeast New Mexico and West Texas. We also operate in the Haynesville shale and Cotton Valley plays in Northwest Louisiana and East Texas. In addition, we have a large exploratory leasehold position in Southwest Wyoming and adjacent areas of Utah and Idaho where we are testing the Meade Peak shale.

2013 Business Highlights

In 2013, our Company delivered record results as our oil and natural gas revenues, total oil production, average daily oil equivalent production and Adjusted EBITDA were the highest in our Company’s history. Our Board has a “pay for performance” philosophy and recognizes the leadership of Mr. Foran and our executive officers in contributing to the Company’s success in 2013. Highlights of our 2013 success are summarized below:

(1)	We define Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, certain other non-cash items and non-cash stock-based compensation expense, and net gain or loss on assets sales and inventory impairment. Adjusted EBITDA is a non-GAAP financial measure. For a reconciliation of Adjusted EBITDA to our net income (loss) and net cash provided by operating activities, see our Annual Report on Form 10-K for the year ended December 31, 2013.

Objectives of Our Compensation Program

Our future success and the ability to create long-term value for our shareholders depends on our ability to attract, retain and motivate highly qualified individuals in the oil and natural gas industry. Additionally, we believe that our success also depends on the continued contributions of our Named Executive Officers. Our executive compensation program is designed to provide a comprehensive compensation program to meet the following objectives:

•	to be fair to both the executive and the Company;

•	to attract and retain talented and experienced executives with the skills necessary for us to execute our business plan;

•	to provide opportunities to achieve a total compensation level that is competitive with comparable positions at companies with which we may compete for executives;

•	to align the interests of our executive officers with the interests of our shareholders and with the performance of our Company for long-term value creation;

•	to provide financial incentives to our executives to achieve our key corporate and individual objectives;

•	to provide an appropriate mix of fixed and variable pay components to maintain a “pay-for-performance” oriented compensation program;

•	to foster a shared commitment among executives by coordinating their corporate and individual goals;

•	to provide compensation that takes into consideration the education, professional experience and knowledge that is specific to each job and the unique qualities the executive possesses; and

•	to recognize an executive’s commitment and dedication in his job performance and in support of our culture.

What Our Compensation Program Is Designed to Reward

Our compensation program is designed to reward, in both the short-term and the long-term, performance that contributes to the implementation of our business strategies, maintenance of our culture and values and the achievement of our objectives. In addition, we reward qualities that we believe help achieve our business strategies such as teamwork, individual performance in light of general economic and industry-specific conditions, relationships with shareholders and vendors, the ability to manage and enhance production from our existing assets, the ability to explore new opportunities to increase oil and natural gas production, the ability to identify and acquire additional acreage, the ability to increase year-over-year proved reserves, the ability to control unit production costs, level of job responsibility, industry experience and general professional growth.

How We Determined Each Element of 2013 Compensation

The Nominating, Compensation and Planning Committee has engaged Pay Governance LLC as its independent executive compensation advisory firm. The Nominating, Compensation and Planning Committee has assessed the independence of Pay Governance LLC pursuant to applicable SEC and NYSE rules and concluded that Pay Governance LLC’s engagement by the Nominating, Compensation and Planning Committee does not raise any conflict of interest.

For purposes of benchmarking executive compensation, Pay Governance LLC developed a list of recommended peer companies in the oil and natural gas exploration and production sector with comparable revenue size (approximately $90 million to approximately $775 million), market capitalization (less than $1 billion to approximately $3.1 billion) and competitors, especially competitors in the Eagle Ford shale due to our emphasis on the Eagle Ford shale in 2013. These companies and the rationale for their inclusion in our peer group were considered and approved by the Nominating, Compensation and Planning Committee and the Independent Directors. The compensation peer companies are as follows (the “Peer Group”):

Abraxas Petroleum Corporation Approach Resources Inc. Bonanza Creek Energy, Inc. Callon Petroleum Company Carrizo Oil & Gas, Inc. Clayton Williams Energy, Inc. Comstock Resources, Inc.	Contango Oil & Gas Company Goodrich Petroleum Corporation Magnum Hunter Resources Corporation Penn Virginia Corporation Resolute Energy Corporation Rex Energy Corporation Rosetta Resources Inc.

Mr. Foran was compared against the chief executive officer position of all 14 companies in the Peer Group. Mr. Lancaster was compared against the average of the chief financial officer position and the second highest paid position based on annual cash compensation of the 14 companies in the Peer Group. Messrs. Hairford, Nicklin and London were compared against the comparable positions of the Peer Group. The data regarding the peer comparison was based on information presented in their 2012 filings regarding compensation for the year ended December 31, 2011.

As an overall compensation philosophy for 2013, we increased Named Executive Officer base salaries to meet the objective of having total compensation for the Named Executive Officers in approximately the 50th percentile of the Peer Group.

Elements of Our 2013 Compensation Program and Why We Paid Each Element

For 2013, our management compensation program was comprised of the following four elements:

•	Base Salary. We paid base salary to compensate each executive for his assigned responsibilities, experience, leadership and expected future contribution.

•

Performance-Based Cash Bonus. We adopted the Matador Resources Company Annual Incentive Plan for Management and Key Employees (the “Annual Incentive Plan”) effective January 1, 2012 as part of our management compensation program because we believed this element of compensation (i) helps focus and motivate management to achieve key corporate and individual objectives by rewarding the achievement of these objectives; (ii) helps retain management; (iii) rewards our successes over the prior year; and (iv) is necessary to be competitive from a total remuneration standpoint.

•

Equity Awards. We used stock options and restricted stock as the primary vehicles for (i) linking our long-term performance and increases in shareholder value to the total compensation for our executive officers and (ii) providing competitive compensation to attract and retain our executive officers.

•

Benefits. We offered a variety of health and welfare programs to all eligible employees, including the Named Executive Officers other than Mr. Nicklin. The health and welfare programs were intended to protect employees against catastrophic loss and encourage a healthy lifestyle.

Nominating, Compensation and Planning Committee

The Nominating, Compensation and Planning Committee has the authority, at our expense, to retain and terminate independent third-party compensation consultants and other expert advisors.

In addition, the Nominating, Compensation and Planning Committee confirms at least annually that our incentive pay does not encourage unnecessary risk taking and reviews and discusses the relationship between risk management policies and practices, corporate strategy and senior executive compensation. The Nominating, Compensation and Planning Committee considered, in establishing and reviewing our executive compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. Several features of our program reflect sound risk management practices. Base salaries are fixed in amount and thus do not encourage risk taking. While our bonuses are tied to management’s achievements during the previous fiscal year and may encourage the taking of short-term risks at the expense of long-term results, executives’ annual bonuses take into account multiple performance criteria based on the executive’s individual performance and are within the discretion of the Independent Directors. The Nominating, Compensation and Planning Committee believes that our bonus awards appropriately balance risk and the desire to focus executives on specific short-term goals important to the Company’s success, and that they do not encourage unnecessary or excessive risk taking. In addition, the Nominating, Compensation and Planning Committee believes that our current equity compensation program provides an appropriate balance between the goals of increasing the price of our Common Stock and avoiding potential risks that could threaten our growth and stability due to the fact that stock options and service-based restricted stock typically vest over three or four years. In addition, our Named Executive Officers hold performance-based restricted stock and restricted stock units granted in 2012 that vest based on our stock performance as compared to our peers over a three-year period.

With regard to all of the Named Executive Officers, the Nominating, Compensation and Planning Committee recommends to the Independent Directors:

•	option guidelines and size of overall grants;

•	option grants and other equity and non-equity related awards; and

•	limitations, restrictions and conditions upon any award as the Nominating, Compensation and Planning Committee deems appropriate and as permitted under the applicable plan.

The Independent Directors are required to be independent pursuant to the listing standards of the NYSE and the rules and regulations promulgated under the Exchange Act and Section 162(m) of the Code.

The Nominating, Compensation and Planning Committee annually reviews and makes recommendations to the Independent Directors regarding the matters related to Mr. Foran’s compensation, including corporate goals and objectives applicable to Mr. Foran’s compensation. The Nominating, Compensation and Planning Committee also evaluates Mr. Foran’s performance in light of these established goals and objectives at least annually. Based upon these evaluations, the Nominating, Compensation and Planning Committee makes recommendations to the Independent Directors regarding Mr. Foran’s annual compensation, including salary, bonus and equity and non-equity incentive compensation. The Nominating, Compensation and Planning Committee reviews and recommends to the Independent Directors with regard to Mr. Foran:

•	any employment agreement, severance agreement, change in control agreement or provision or separation agreement or amendment thereof;

•	any deferred compensation arrangement or retirement plan or benefits; and

•	any benefits and perquisites.

On an annual basis, after consultation with Mr. Foran, the Nominating, Compensation and Planning Committee reviews and makes recommendations to the Independent Directors on the evaluation process and compensation structure for the other Named Executive Officers. After considering the evaluation and recommendations of Mr. Foran, the Nominating, Compensation and Planning Committee evaluates the performance of the other Named Executive Officers and makes recommendations to the Independent Directors regarding the annual compensation of such Named Executive Officers, including salary, bonus and equity and non-equity incentive compensation.

After considering the recommendations of Mr. Foran with regard to the other Named Executive Officers, the Nominating, Compensation and Planning Committee reviews and recommends to the Independent Directors regarding the other Named Executive Officers:

•	any employment agreement, severance agreement, change in control agreement or provision or separation agreement or amendment thereof;

•	any deferred compensation arrangement or retirement plan or benefits; and

•	any benefits and perquisites.

In addition, pursuant to its charter, the Nominating, Compensation and Planning Committee reviews and recommends to the Independent Directors any proposals for the adoption, amendment, modification or termination of our incentive compensation, equity-based plans and non-equity based plans.

2013 Base Salary

In early 2013, based on the recommendations of Mr. Foran (other than with regard to his base salary), the Nominating, Compensation and Planning Committee recommended and the Independent Directors approved the following 2013 base salaries for our Named Executive Officers:

Executive Officer	2013 Base Salary
Joseph Wm. Foran	$600,000
Chairman of the Board and Chief Executive Officer

Matthew V. Hairford	$330,000
President

David E. Lancaster	$375,000
Executive Vice President, Chief Operating Officer and Chief Financial Officer

Ryan C. London	$260,000
Vice President and General Manager

At the beginning of 2013, Mr. Hairford served as Executive Vice President of Operations. He was elected President effective November 18, 2013 with Mr. Foran continuing as Chairman of the Board and Chief Executive Officer.

Although Mr. Nicklin is retained officially as an independent contractor, he serves as our Executive Director of Exploration and is included and treated as a Named Executive Officer. Mr. Nicklin retired in 2000 as the Chief Geologist for ARCO and desires to maintain a measure of independence and flexibility in his schedule. Under this independent contractor arrangement, we are able to obtain the benefit of his experience and expertise. Based on the recommendation of Mr. Foran, the Nominating, Compensation and Planning Committee and Independent Directors decided that, for 2013, Mr. Nicklin’s base rate would be $2,000 per day of which $250 will be deferred until the end of his independent contractor agreement, provided that Mr. Nicklin’s engagement continues until that point.

The base salaries of the Named Executive Officers were set at the 50th percentile of base compensation levels of the Peer Group based on compensation set forth in the Peer Group’s 2012 proxy statements.

2013 Annual Incentive Compensation

Effective January 1, 2012, we adopted the Annual Incentive Plan, pursuant to which we may award Named Executive Officers annual incentive compensation cash awards based on certain terms and conditions established by the Board. We set annual performance criteria each year for the Named Executive Officers based on the performance criteria that are set forth in the Annual Incentive Plan (each, an “Annual Incentive Program”). Such criteria include financial, operational and strategic performance goals for the Company, Company performance measures and Company performance relative to peers. These performance criteria have corresponding performance payment amounts that serve as guidelines for actual amounts to be paid based on the achievement of such performance criteria by each Named Executive Officer.

In addition to the annual performance criteria, in order to give the Nominating, Compensation and Planning Committee and the Independent Directors flexibility, the Nominating, Compensation and Planning Committee has the discretion to make recommendations to the Independent Directors and the Independent Directors have the discretion to decide after the completion of each year to decrease the amount of the payments relating to the corresponding performance criteria or to increase the amount of the payments to the Named Executive Officers. Any increase could be in response to unforeseen circumstances when the performance criteria were set. Any such increase could be or not be based on the list of performance criteria set forth in the Annual Incentive Program and could be made irrespective of whether any payments were made based upon the performance criteria.

For 2013, the Chair of the Nominating, Compensation and Planning Committee met with Pay Governance LLC and management to determine potential criteria for the 2013 Annual Incentive Program (the “2013 Incentive Program”). Based on these meetings, the Chair proposed certain preliminary performance criteria metrics for consideration by the Nominating, Compensation and Planning Committee. The Nominating, Compensation and Planning Committee then met with Pay Governance and management to review the proposed criteria. As a result of these meetings, the Nominating, Compensation and Planning Committee recommended and the Independent Directors determined to use the following performance criteria as guidelines:

•	Adjusted EBITDA(1) growth for 2013 as compared to 2012;

•	reserves growth(2) for 2013 as compared to 2012;

(1)	We define Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, certain other non-cash items and non-cash stock-based compensation expense, and net gain or loss on assets sales and inventory impairment. Adjusted EBITDA is a non-GAAP financial measure.
(2)	Reserves growth was to be based on PV-10 at December 31, 2013, calculated using a prescribed natural gas price of $2.757 per MMBtu and a prescribed oil price of $91.21 per Bbl, such commodity prices being the commodity prices used to determine the Company’s proved reserves and PV-10 at December 31, 2012. PV-10 is calculated by adding estimated future income taxes to the Standardized Measure of discounted future net cash flows of our reserves. PV-10 is a non-GAAP financial measure.

•	increase in stock price for 2013 as compared to 2012; and

•	increase in oil production for 2013 as compared to 2012.

The Nominating, Compensation and Planning Committee and the Independent Directors determined that these four criteria were general measures of our performance and were the key criteria on which management should focus during 2013. The Independent Directors established the threshold levels of the performance criteria as representing an achievable increase over 2012, the target levels as representing a considerable but reasonable increase over 2012 and the maximum levels as representing an exceptional increase over 2012. Since the actual payments to be made under the 2013 Incentive Program were discretionary with the Independent Directors, there was no weighting among the performance criteria. Below are the threshold, target and maximum performance criteria set for 2013, as well as the Company’s actual results.

2013 Incentive Program Metrics

Performance Metric	2012 Baseline	Threshold	Target	Maximum	2013 Actual
Adjusted EBITDA(1)	$116 million	$135 million	$150 million	$170 million	$191.8 million
Reserves Growth	$423 million	$500 million	$550 million	$600 million	$556 million(2)
Stock Price/Share	$8.20	$10.00	$12.00	$14.00	$18.64
Oil Production	1.2 million Bbl	1.5 million Bbl	1.75 million Bbl	2.0 million Bbl	2.1 million Bbl

(1)	We define Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, certain other non-cash items and non-cash stock-based compensation expense, and net gain or loss on assets sales and inventory impairment. Adjusted EBITDA is a non-GAAP financial measure. For a reconciliation of Adjusted EBITDA to our net income (loss) and net cash provided by operating activities, see our Annual Report on Form 10-K for the year ended December 31, 2013.
(2)	This amount differs from the actual value of the Company’s estimated proved reserves at December 31, 2013 due to commodity prices at December 31, 2012 being held constant at $2.757 per MMBtu for natural gas and $91.21 per Bbl for oil, solely for purposes of this 2013 Incentive Program calculation.

In making recommendations regarding the potential payment guidelines under the 2013 Incentive Program, Pay Governance LLC made recommendations regarding the target payment guidelines. The Nominating, Compensation and Planning Committee reviewed the Pay Governance LLC recommendations regarding target payment guidelines as well as the recommendations of management regarding the threshold, target and maximum payment guidelines. Based on the review of the Pay Governance recommendations and the management recommendations, which took into account the differing responsibilities of each Named Executive Officer by the Nominating, Compensation and Planning Committee and the Independent Directors, the threshold, target and maximum payment guidelines set forth below were adopted.

Participant	Threshold Annual Incentive Opportunity as % of 2013 Base Salary	Target Annual Incentive Opportunity as % of 2013 Base Salary	Maximum Annual Incentive Opportunity as % of 2013 Base Salary
Joseph Wm. Foran	38%	75%	100%
Chairman of the Board and Chief Executive Officer

Matthew V. Hairford	33%	67%	100%
President

David E. Lancaster	44%	74%	100%
Executive Vice President, Chief Operating Officer and Chief Financial Officer

David F. Nicklin (1)	29%	43%	85%
Executive Director of Exploration

Ryan C. London	25%	45%	75%
Vice President and General Manager

(1)	The target annual incentive opportunity, expressed in dollars, assumes that Mr. Nicklin works 200 days per year at the daily rate of $1,750 per day.

Pursuant to the 2013 Incentive Program, the amount of any annual award could have been greater or less than the payment opportunity based on the performance criteria guidelines so long as the annual award did not exceed 200% of the Named Executive Officer’s annual base salary.

In early 2014, after reviewing the Company’s 2013 results compared to the financial and operational metrics set forth above, the Nominating, Compensation and Planning Committee concluded that the Company had exceeded the maximum performance metrics for Adjusted EBITDA, stock price and oil production and had exceeded the target performance metric for reserves growth.

With regard to each Named Executive Officer, after taking into account the performance criteria guidelines, the Company’s 2013 results and other information with regard to such Named Executive Officer, the Nominating, Compensation and Planning Committee recommended to the Independent Directors that the Named Executive Officers be paid annual cash awards as set forth below, and the Independent Directors approved such annual cash awards. The Independent Directors exercised their discretion in awarding the amounts of annual cash awards under the 2013 Incentive Program set forth below. Since the actual payments to be made under the 2013 Incentive Program were discretionary with the Independent Directors, there was no formulaic calculation nor weighting among the performance criteria by the Independent Directors. The Nominating, Compensation and Planning Committee recommended, and the Independent Directors determined, that Mr. Foran should receive a cash award equal to his Maximum Annual Incentive Opportunity due to the Company’s growth in 2013, particularly in its stock price per share which increased from $8.20 at December 31, 2012 to $18.64 at December 31, 2013. All awards made pursuant to the 2013 Incentive Program were cash awards and were paid to the Named Executive Officers in the first quarter of 2014. As a result of our 2013 performance, in February 2014, the Nominating, Compensation and Planning Committee recommended, and the Independent Directors awarded, one-time equity grants to our Named Executive Officers in addition to the cash awards under the 2013 Incentive Program and in addition to the traditional annual equity awards to the Named Executive Officers that were granted in March 2014. The Nominating, Compensation and Planning Committee and Independent Directors determined to make such awards in lieu of higher 2013 Incentive Program awards and believe such awards will serve to further align our Named Executive Officers’ long-term interests with the interests of our shareholders.

Executive Officer	2013 Incentive Program Compensation	% of 2013 Base Salary
Joseph Wm. Foran	$600,000	100.0%
Chairman of the Board and President

Matthew V. Hairford	$250,000	75.8%
President

David E. Lancaster	$225,000	60.0%
Executive Vice President, Chief Operating Officer and Chief Financial Officer

David F. Nicklin	$200,000	57.1%
Executive Director of Exploration

Ryan C. London	$180,000	69.2%
Vice President and General Manager

2013 Long-Term Incentive Compensation

Effective January 1, 2012, the Board adopted the 2012 Long-Term Incentive Plan (the “2012 Plan”). This plan permits the granting of long-term equity and cash incentive awards, including the following:

•	stock options;

•	stock appreciation rights;

•	restricted stock (service-based and performance-based);

•	restricted stock units (service-based and performance-based);

•	performance shares;

•	performance units;

•	stock grants; and

•	performance cash awards.

After receiving recommendations from the Nominating, Compensation and Planning Committee, the Independent Directors administer the 2012 Plan. For 2013, the Nominating, Compensation and Planning Committee met with Pay Governance LLC and management regarding the appropriate types and amounts of equity grants based on differing levels of responsibility of the Named Executive Officers and made recommendations to the Independent Directors. Based on this discussion, non-qualified stock options and restricted stock were granted to each Named Executive Officer.

The stock options have a five-year term, vest 50% on the second and 50% on the fourth anniversaries of the grant date if the Named Executive Officer is still employed by us on the vesting dates, and have an exercise price of $8.21 per share with respect to Messrs. Foran, Hairford, Lancaster and Nicklin and $8.18 per share with respect to Mr. London, whose grant occurred on a different date. The restricted stock vests 100% on the fourth anniversary of the grant date if the Named Executive Officer is still employed by us on the vesting date. During the restricted period prior to vesting of the restricted stock, the Named Executive Officer will be eligible to receive dividends on and vote the restricted stock. The stock options and restricted stock were granted in order to facilitate retention of our Named Executive Officers and provide a reward for positive future results.

The approximate value of the 2013 equity grants as a percentage of 2013 base salary and the number of shares underlying each grant are set forth in the table below:

Participant	% of 2013 Base Salary	Stock Options	Restricted Stock
Joseph Wm. Foran	164%	175,000	40,000
Chairman of the Board and Chief Executive Officer

Matthew V. Hairford	195%	117,500	25,000
President

David E. Lancaster	190%	125,000	30,000
Executive Vice President, Chief Operating Officer and Chief Financial Officer

David F. Nicklin	78%(1)	40,000	15,000
Executive Director of Exploration

Ryan C. London	117%	39,000	19,500
Vice President and General Manager

(1)	The value assumes that Mr. Nicklin works 200 days per year at the daily rate of $1,750 per day.

Benefits

We offer a variety of health and welfare programs to all eligible employees, including the Named Executive Officers other than Mr. Nicklin. The health and welfare programs are intended to protect employees against catastrophic loss and encourage a healthy lifestyle. Our health and welfare programs include medical, pharmacy, dental, disability and life insurance. We also have a 401(k) plan for all full time employees, including the Named Executive Officers, other than Mr. Nicklin, in which we contribute 3% of the employee’s base salary and have the discretion to contribute up to an additional 4% of the employee’s base salary as a dollar-for-dollar match of his or her elective deferral contributions. The discretionary dollar-for-dollar match is subject to vesting based upon years of service to the Company. In addition, we provide long-term care insurance for certain of our executive officers.

How Elements of Our Compensation Program Are Related to Each Other

We view the various components of compensation as related but distinct with generally a significant portion of total compensation reflecting “pay for performance.” We do not have any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation or between cash or non-cash compensation.

Accounting and Tax Considerations

Under Section 162(m) of the Code, a limitation is placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1.0 million in any taxable year, unless the compensation is performance-based. However, due to the transition rules of Section 162(m), the $1.0 million deduction limit has not applied to us and is not intended to apply to us until the third calendar year following our initial public offering, which occurred in February 2012.

Termination of Employment Arrangements and Independent Contractor Agreement

Employment Agreements and Independent Contractor Agreement

As described under “Discussion Regarding Summary Compensation Table and Grants of Plan-Based Awards Table,” in contemplation of our initial public offering, on August 9, 2011, we entered into employment agreements with Messrs. Foran, Hairford and Lancaster and an independent contractor agreement with Mr. Nicklin and his consulting company. In March 2014, we entered into an employment agreement with Mr. London in substantially the same form as that of Messrs. Foran, Hairford and Lancaster. The principal difference in Mr. London’s employment agreement as compared to the employment agreement of Messrs. Foran, Hairford and Lancaster is that Mr. London’s agreement does not include a “modified single trigger” that would have allowed him to receive a “change in control” payment if he terminated his agreement without “good reason” within 30 days prior to or 12 months after a change in control.

Under the employment agreements, if one of the following occurs:

•	the Named Executive Officer dies;

•	the Named Executive Officer is totally disabled;

•	we mutually agree to end the employment agreement;

•	we dissolve and liquidate; or

•	the term of the employment agreement ends,

we will pay the Named Executive Officer the average of his annual bonus, which includes non-equity incentive compensation, for the prior two years pro-rated based on the number of complete or partial months completed during the year of termination.

Also, under the employment agreements, if one of the following occurs:

•	the Named Executive Officer is terminated other than (i) as set forth above, (ii) by us for just cause, or (iii) in connection with a “change in control” as described below; or

•	the Named Executive Officer terminates his employment for “good reason,”

if the Named Executive Officer is Mr. Foran, we will pay him twice his base salary and twice the average of his annual bonus for the prior two years; if the Named Executive Officer is Messrs. Hairford, Lancaster or London we will pay him 1.5 times his base salary and 1.5 times the average of his annual bonus for the prior two years.

Finally, under the employment agreements of Messrs. Foran, Hairford and Lancaster, upon a “change in control” and within 30 days prior to the “change in control” or within 12 months after the “change in control,” if we terminate a Named Executive Officer without just cause or the Named Executive Officer terminates his employment with or without “good reason,” we will pay him three times his base salary and three times the average of his annual bonus for the prior two years. These agreements were entered into prior to our initial public offering. At that time, we believed a “single trigger” or “modified single trigger” was appropriate given the Company’s size, early stage of development and strong growth aspirations. The agreement entered into with Mr. London in March 2014, however, includes a “double trigger” such that upon a “change in control” and within 30 days prior to the “change in control” or within 12 months after the “change in control,” if we terminate him without just cause or he terminates his employment with “good reason,” we will make the same required payments. In addition, if Messrs. Foran, Hairford, Lancaster or London are terminated or terminate their employment as set forth above in connection with a “change in control,” all equity awards of such Named Executive Officer vest immediately prior to such termination.

“Change in control” is defined under Section 409A of the Code as follows:

•

a change in ownership of the Company occurs on the date that, except in certain situations, results in someone acquiring more than 50% of the total fair market value or voting power of the Company’s stock;

•	a change in effective control of the Company occurs on one of the following dates:

•

the date that a person acquires (or has acquired in a 12 month period) ownership of 30% or more of the Company’s total voting power; however, if a person already owns at least 30% of the Company’s total voting power, the acquisition of additional control does not constitute a change in control; or

•	the date during a 12 month period where a majority of the Company’s Board is replaced by directors whose appointment or election was not endorsed by a majority of the Board; or

•

a change in the ownership of a substantial portion of the Company’s assets occurs on the date a person acquires (or has acquired in a 12 month period) assets of the Company having a total gross market value of at least 40% of the total gross fair market value of all of the Company’s assets immediately before such acquisition.

For purposes of the employment agreements, “good reason” means:

•

the assignment of duties inconsistent with the title of the Named Executive Officer or his current office or a material diminution of the Named Executive Officer’s current authority, duties or responsibilities;

•	a diminution of the Named Executive Officer’s base salary or a material breach of the employment agreement by the Company; or

•

the relocation of the Company’s principal executive offices more than 30 miles from the Company’s present principal executive offices or the transfer of the Named Executive Officer to a place other than the Company’s principal executive offices; and

•	the action causing the “good reason” is not cured within the applicable cure period.

For purposes of the employment agreements, “just cause” means:

•	the Named Executive Officer’s continued and material failure to perform the duties of his employment consistent with his position other than due to disability;

•	the Named Executive Officer’s failure to perform his material obligations under the employment agreement other than due to disability;

•	the Named Executive Officer’s material breach of the Company’s written policies concerning discrimination, harassment or securities trading;

•	the Named Executive Officer’s refusal or failure to follow lawful directives of the Board and any supervisors other than due to disability;

•	the Named Executive Officer’s commission of fraud, theft or embezzlement;

•	the Named Executive Officer’s conviction or indictment of a felony or other crime involving moral turpitude; or

•	the Named Executive Officer’s intentional breach of fiduciary duty; and

•	the action causing the “just cause” is not cured within the applicable cure period, if any.

Under Mr. Nicklin’s independent contractor agreement, if one of the following occurs:

•	he dies;

•	he is totally disabled;

•	we mutually agree to end the independent contractor agreement;

•	we dissolve and liquidate; or

•	the term of the independent contractor agreement ends,

we must pay his consulting company (i) the average of the annual bonus paid to the consulting company for the prior two years pro-rated based on the number of complete or partial months completed during the year of termination and (ii) all accrued and vested compensation under our incentive plans. In addition, if Mr. Nicklin dies or is totally disabled during the three-year term of the independent contractor agreement, his consulting company will be paid $250 per day that Mr. Nicklin consulted for us during the term of the independent contractor agreement.

Also, under the independent contractor agreement, if one of the following occurs:

•	the independent contractor agreement is terminated by us for a reason other than as set forth above or in connection with a “change in control” as described below; or

•	he terminates the independent contractor agreement for “good reason” (as described in connection with the employment agreements set forth above),

we must pay an amount equal to $1,000 per full business day that Mr. Nicklin consulted for us during the prior twelve months of the term of the independent contractor agreement plus accrued and vested compensation under our equity plans.

Finally, under the independent contractor agreement, upon a “change in control” (as described in connection with the employment agreements set forth above) and within 30 days prior to the “change in control” or within 12 months after the “change in control,” if we terminate Mr. Nicklin’s independent contractor arrangement without “just cause” (as described in connection with the employment agreements set forth above) or Mr. Nicklin terminates his independent contractor agreement with or without “good reason” (as described in connection with the employment agreements set forth above), we will pay an amount equal to two times the aggregate amount paid based on the daily rate during the prior twelve months plus accrued and vested compensation under our equity plans.

Equity Plans

The 2003 Stock and Incentive Plan (the “2003 Plan”) provides that all awards automatically vest upon a “change in control.” For equity grants under the 2012 Plan, vesting upon a “change in control” for Messrs. Foran, Hairford and Lancaster mirrors the terms of their employment agreements. For Mr. Nicklin, and for Mr. London with respect to equity grants made prior to March 2014, for equity grants under the 2012 Plan, vesting occurs if within 12 months after a “change in control” the Named Executive Officer is terminated without “just cause” (as defined above) or terminates his employment with “good reason” (as defined above other than with respect to relocation). For Mr. London, with respect to equity grants made in March 2014 or later under the 2012 Plan, vesting upon a “change in control” mirrors the terms of his employment agreement.

For the 2003 Plan, see the definition of “change in control” below in the section “—Potential Payments upon Termination or Change in Control.”

The “change in control” provisions in the employment agreements, independent contractor agreement and the equity grants under the 2012 Plan and the 2003 Plan help prevent management from being distracted by rumored or actual changes in control. The “change in control” provisions provide:

•	incentives for those Named Executive Officers to remain with us despite the uncertainties of a potential or actual change in control;

•	assurance of severance payments for terminated Named Executive Officers; and

•	access to equity compensation after a change in control.

Stock Ownership Guidelines

We have adopted stock ownership guidelines for the following officers and designated amounts:

•	Chairman and Chief Executive Officer—shares equal to five times base salary;

•	President—shares equal to five times base salary;

•	Executive Vice Presidents—shares equal to two and 1/2 times base salary; and

•	Vice Presidents and Executive Directors—shares equal to one and 1/2 times base salary.

Each of the foregoing officers has five years from the later of the date of the closing of our initial public offering and the fifth anniversary of his or her appointment as an officer of the Company in which to achieve the stock ownership position. Shares which will count toward the stock ownership guidelines include time-lapse restricted stock that are still restricted and any shares held in trust by the officer or his immediate family over which he has direct beneficial ownership interest. Shares which will not count toward the stock ownership guidelines include shares underlying unexercised stock options, unexercised stock appreciation rights and performance-based awards for which the performance requirements have not been satisfied. Messrs. Foran, Hairford, Lancaster, Nicklin and London each owns shares in excess of the minimum requirement set forth in the stock ownership guidelines.

At its July 2013 meeting, the Corporate Governance Committee recommended, and the Board subsequently adopted, a revised insider trading policy that prohibits hedging of the Company’s securities by directors, officers or employees. The revised insider trading policy also restricts directors and executive officers from pledging more than 25% of his or her holdings of the Company’s stock without the prior written consent of the Corporate Governance Committee.

Nominating, Compensation and Planning Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and based on such review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Nominating, Compensation and Planning Committee

David M. Laney, Chair

Stephen A. Holditch

Michael C. Ryan

Margaret B. Shannon

Summary Compensation Table

The following table summarizes the total compensation awarded to, earned by or paid to Messrs. Foran, Hairford, Lancaster, Nicklin and London for 2013, 2012 and 2011. This table and the accompanying narrative should be read in conjunction with the Compensation Discussion and Analysis, which sets forth the objectives and other information regarding our executive compensation program.

Name and Principal Position	Year		Salary		Bonus	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation		Total
Joseph Wm. Foran	2013		$600,000		$—	$328,400	$652,750	$600,000	$19,818	(4)	$2,200,968
Chairman of the Board and Chief Executive Officer	2012		$550,000		$—	$475,834	$455,581	$330,000	$18,471	(5)	$1,829,886
	2011		$240,000		$650,000	$—	$—	$—	$18,019	(6)	$908,019

Matthew V. Hairford	2013		$330,000		$—	$205,250	$438,275	$250,000	$18,826	(7)	$1,242,351
President	2012		$300,000		$—	$192,806	$184,600	$200,000	$17,500	(8)	$894,906
	2011		$242,917		$270,000	$—	$—	$—	$17,150	(8)	$530,067

David E. Lancaster	2013		$375,000		$—	$246,300	$466,250	$225,000	$17,850	(8)	$1,330,400
Executive Vice President, Chief Operating Officer and Chief Financial Officer	2012		$340,000		$—	$252,131	$241,400	$200,000	$17,500	(8)	$1,051,031
	2011		$248,333		$390,000	$—	$—	$—	$17,150	(8)	$655,483

David F. Nicklin	2013		$415,625	(9)	$—	$123,150	$149,200	$200,000	$—		$887,975
Executive Director	2012		$402,500	(9)	$—	$181,687	$173,950	$150,000	$—		$908,137
of Exploration	2011		$320,750	(10)	$125,000	$—	$—	$—	$—		$445,750

Ryan C. London	2013		$260,000		$—	$159,510	$143,520	$180,000	$18,530	(11)	$761,560
Vice President and	2012	(12)	$—		$—	$—	$—	$—	$—		$—
General Manager	2011	(12)	$—		$—	$—	$—	$—	$—		$—

(1)	Reflects the grant date fair value of service-based restricted stock and performance-based restricted stock and restricted stock units computed in accordance with FASB ASC Topic 718. The grant date fair value of the performance-based awards granted in 2012 was estimated based on the most likely outcome of the performance-based awards as determined using the Monte Carlo method. This is the amount that will be expensed for these awards, regardless of the actual number of shares of Common Stock, if any, that will ultimately be issued to the recipients of the awards, provided that the requisite service is furnished.
(2)	Reflects the grant date fair value of option awards computed in accordance with FASB ASC Topic 718. Our policy and assumptions made in the valuation of the stock options are contained in Note 2 and Note 8 of the audited financial statements included in our Annual Report on 10-K for the year ended December 31, 2013.
(3)	Represents awards pursuant to the 2013 and 2012 Incentive Programs, respectively.
(4)	Consists of $17,850 in 401(k) matching contributions as described in “—Compensation Discussion and Analysis—Benefits,” $1,318 in premiums reimbursed to Mr. Foran for a disability policy covering Mr. Foran and $650 in long-term care insurance premiums.
(5)	Consists of $17,500 in 401(k) matching contributions as described in “—Compensation Discussion and Analysis—Benefits” and $971 in premiums reimbursed to Mr. Foran for a disability policy covering Mr. Foran.
(6)	Consists of $17,150 in 401(k) matching contributions as described in “—Compensation Discussion and Analysis—Benefits” and $869 in premiums reimbursed to Mr. Foran for a disability policy covering Mr. Foran.
(7)	Consists of $17,850 in 401(k) matching contributions as described in “—Compensation Discussion and Analysis—Benefits” and $976 in long-term care insurance premiums.
(8)	Consists of 401(k) matching contributions as described in “—Compensation Discussion and Analysis—Benefits.”
(9)	Based on the aggregate amount of payments made to Mr. Nicklin under his independent contractor agreement as determined by his base rate of $1,750 per day.
(10)	Based on the aggregate amount of payments made to Mr. Nicklin under his independent contractor agreement as determined by his base rate of $1,500 per day from January 1, 2011 through November 30, 2011 and $1,750 per day for December 2011.
(11)	Consists of $17,850 in 401(k) matching contributions as described in “—Compensation Discussion and Analysis—Benefits” and $680 in long-term care insurance premiums.
(12)	Mr. London was not a Named Executive Officer in 2012 or 2011.

Grants of Plan-Based Awards Table

The following table sets forth certain information regarding non-equity awards granted by the Company pursuant to the 2013 Incentive Program and stock and option awards granted by the Company pursuant to the 2012 Plan during the year ended December 31, 2013 to the Named Executive Officers below:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum
Name	Grant Date	($)	($)	($)	(# shares)	(# shares)	($/share)	($)
Joseph Wm. Foran	3/8/2013	228,000	450,000	600,000	40,000	175,000	8.21	981,150
Matthew V. Hairford	3/8/2013	108,900	221,100	330,000	25,000	117,500	8.21	643,525
David E. Lancaster	3/8/2013	165,000	277,500	375,000	30,000	125,000	8.21	712,550
David F. Nicklin	3/8/2013	101,500	150,500	297,500	15,000	40,000	8.21	272,350
Ryan C. London	3/12/2013	65,000	117,000	195,000	19,500	39,000	8.18	303,030

(1)	See “— Compensation Discussion and Analysis — 2013 Annual Incentive Compensation” and “— Summary Compensation Table — Non-Equity Incentive Plan Compensation” regarding the actual payments made to the Named Executive Officers pursuant to the 2013 Incentive Program.

Discussion Regarding Summary Compensation Table and Grants of Plan-Based Awards Table

On August 9, 2011, we entered into employment agreements with Messrs. Foran, Lancaster and Hairford and an independent contractor agreement with Mr. Nicklin. On March 13, 2014, we entered into an employment agreement with Mr. London. The principal difference in Mr. London’s employment agreement as compared to the employment agreement of Messrs. Foran, Hairford and Lancaster is that Mr. London’s agreement does not include a “modified single trigger” that would have allowed him to receive a “change in control” payment if he terminated his agreement without “good reason” within 30 days prior to or 12 months after a change in control.

Mr. Foran. His employment agreement extends for a twenty-four month term which automatically renews each month for an additional month unless either the Company or Mr. Foran gives written notice that the term will no longer be extended. For 2013, his base salary was $600,000. Effective January 1, 2014, his base salary is $750,000, and he is eligible to participate in the 2014 Incentive Program and receive awards pursuant to the 2012 Plan. See “— Compensation Discussion and Analysis — Termination of Employment Arrangements and Independent Contractor Agreement — Employment Agreements and Independent Contractor Agreement” regarding the payments to be made to Mr. Foran upon termination of his employment and/or a “change in control.”

Mr. Hairford. His employment agreement extends for an eighteen month term which automatically renews each month for an additional month unless either the Company or Mr. Hairford gives written notice that the term will no longer be extended. For 2013, his base salary was $330,000. Effective January 1, 2014, his base salary is $450,000, and he is eligible to participate in the 2014 Incentive Program and receive awards pursuant to the 2012 Plan. See “— Compensation Discussion and Analysis — Termination of Employment Arrangements and Independent Contractor Agreement — Employment Agreements and Independent Contractor Agreement” regarding the payments to be made to Mr. Hairford upon termination of his employment and/or a “change in control.” Mr. Hairford was elected President of the Company effective November 18, 2013.

Mr. Lancaster. His employment agreement extends for an eighteen month term which automatically renews each month for an additional month unless either the Company or Mr. Lancaster gives written notice that the term will no longer be extended. For 2013, his base salary was $375,000. Effective January 1, 2014, his base salary is $400,000, and he is eligible to participate in the 2014 Incentive Program and receive awards pursuant to the 2012 Plan. See “— Compensation Discussion and Analysis — Termination of Employment Arrangements

and Independent Contractor Agreement — Employment Agreements and Independent Contractor Agreement” regarding the payments to be made to Mr. Lancaster upon termination of his employment and/or a “change in control.”

Mr. Nicklin. His independent contractor agreement extends for a thirty-six month term. For 2013, the daily rate was $1,750 per day that Mr. Nicklin consulted for us. If the independent contractor agreement remains in effect until the end of the thirty-six month term expiring in August 2014, we will pay Mr. Nicklin an additional $250 per day that he consulted for us during the term of the agreement. For 2014, our arrangement with Mr. Nicklin remains the same. In addition, Mr. Nicklin, through his consulting company, is eligible to participate in the 2014 Incentive Program and receive awards pursuant to the 2012 Plan. See “— Compensation Discussion and Analysis — Termination of Employment Arrangements and Independent Contractor Agreement — Employment Agreements and Independent Contractor Agreement” regarding the payments to be made to Mr. Nicklin’s consulting company upon termination of the independent contractor agreement and/or a “change in control.”

Mr. London. His employment agreement extends for an eighteen month term which automatically renews each month for an additional month unless either the Company or Mr. London gives written notice that the term will no longer be extended. For 2013, his base salary was $260,000. Effective January 1, 2014, his base salary is $375,000, and he is eligible to participate in the 2014 Incentive Program and receive awards pursuant to the 2012 Plan. See “— Compensation Discussion and Analysis — Termination of Employment Arrangements and Independent Contractor Agreement — Employment Agreements and Independent Contractor Agreement” regarding the payments to be made to Mr. London upon termination of his employment and/or a “change in control.”

Non-Equity Incentive Plan Compensation. See “— Compensation Discussion and Analysis — 2013 Annual Incentive Compensation” regarding the 2013 Incentive Program compensation goals, threshold, target and maximum potential payments and actual payments.

Long-Term Incentive Compensation. See “— Compensation Discussion and Analysis — 2013 Long-Term Incentive Compensation” regarding 2013 long-term incentive compensation.

General. Base salary and the amount of cash bonuses, including non-equity awards granted by the Company pursuant to the 2013 Incentive Program, paid for 2013 represented from approximately 45% to approximately 69% of the Named Executive Officers’ total compensation as represented in the Summary Compensation Table with the percentages being as follows: Mr. Foran—54.5%; Mr. Hairford—46.7%; Mr. Lancaster—45.1%; Mr. Nicklin—69.3%; and Mr. London—57.8%.

Outstanding Equity Awards at December 31, 2013

The following table summarizes the total outstanding option awards at December 31, 2013 for each Named Executive Officer:

	Option Awards
Name	Number of Securities Underlying Unexercised Stock Options (#) Exercisable	Number of Securities Underlying Unexercised Stock Options (#) Unexercisable	Option Exercise Price	Option Expiration Date
Joseph Wm. Foran	—	80,208	$10.49	4/15/17
	—	175,000	$8.21	3/7/18

Matthew V. Hairford	7,500	2,500	$9.00	2/21/20
	—	32,500	$10.49	4/15/17
	—	117,500	$8.21	3/7/18

David E. Lancaster	11,250	3,750	$9.00	2/21/20
	—	42,500	$10.49	4/15/17
	—	125,000	$8.21	3/7/18

David F. Nicklin	7,500	2,500	$9.00	2/21/20
	—	30,625	$10.49	4/15/17
	—	40,000	$8.21	3/7/18

Ryan C. London	7,500	2,500	$9.00	2/21/20
	—	18,750	$10.49	4/15/17
	—	39,000	$8.18	3/11/18

The following table provides the vesting dates at December 31, 2013 for unvested stock options:

Vesting Date	Joseph Wm. Foran	Matthew V. Hairford	David E. Lancaster	David F. Nicklin	Ryan C. London
2/22/14	—	2,500	3,750	2,500	2,500
4/16/14	40,104	16,250	21,250	15,312	9,375
3/8/15	87,500	58,750	62,500	20,000	—
3/12/15	—	—	—	—	19,500
4/16/16	40,104	16,250	21,250	15,313	9,375
3/8/17	87,500	58,750	62,500	20,000	—
3/12/17	—	—	—	—	19,500

Total Unvested Stock Options	255,208	152,500	171,250	73,125	60,250

The following table summarizes the total outstanding stock awards at December 31, 2013 for each Named Executive Officer:

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
Joseph Wm. Foran	60,052	$1,119,369	10,026	$186,885
Matthew V. Hairford	33,125	$617,450	4,062	$75,716
David E. Lancaster	40,625	$757,250	5,312	$99,016
David F. Nicklin	22,657	$422,326	3,828	$71,354
Ryan C. London	24,188	$450,864	2,344	$43,692

(1)	Represents performance-based shares and units granted in April 2012 that vest depending upon the percentile rank of the Company’s Common Stock within a specified peer group based upon the annualized total equivalent shareholder return from March 19, 2012 to April 15, 2015. The performance-based shares vest up to 100% of the shares granted. Any amounts above 100% up to 200% of the shares granted consist of the performance-based restricted stock units, which will vest and be converted into a corresponding number of shares of Common Stock, subject to the Company meeting certain performance criteria. The number of performance-based shares or units listed herein, and the market value thereof, represents the threshold number of shares, or 50%, that could be issued under this award. The number of shares that would have been issued based on the performance criteria as measured on December 31, 2013 was 200% of the shares granted.

The following table provides the vesting dates at December 31, 2013 for restricted stock and restricted stock units:

Vesting Date	Joseph Wm. Foran	Matthew V. Hairford	David E. Lancaster	David F. Nicklin	Ryan C. London
4/16/14	10,026	4,062	5,312	3,828	2,344
3/8/15	20,000	12,500	15,000	7,500	—
3/12/15	—	—	—	—	9,750
4/16/15(1)	10,026	4,062	5,312	3,828	2,344
4/16/16	10,026	4,063	5,313	3,829	2,344
3/8/17	20,000	12,500	15,000	7,500	—
3/12/17	—	—	—	—	9,750

Total Unvested Shares and Units	70,078	37,187	45,937	26,485	26,532

(1)	The restricted stock and restricted stock units vesting on this date are performance-based shares or units. The performance-based shares vest up to 100% of the shares granted. Any amounts above 100% up to 200% of the shares granted consist of the performance-based restricted stock units, which will vest and be converted into a corresponding number of shares of Common Stock, subject to the Company meeting certain performance criteria. The number of performance-based shares or units listed herein represents the threshold number of shares, or 50%, that could be issued under this award. The number of shares that would have been issued based on the performance criteria as measured on December 31, 2013 was 200% of the shares granted.

Potential Payments Upon Termination or Change in Control

2003 Plan

All equity awards granted to Named Executive Officers under the 2003 Plan vest upon a change in control. A “change in control” occurs upon any of the following events:

•

any person (or group of persons acting in concert), other than the Company or an affiliate, becomes the beneficial owner, directly or indirectly, of voting securities representing 30% or more of the voting power of our then outstanding voting securities (with the threshold percentage being increased, not to exceed 50% for the beneficial owners of our voting securities for whom Wellington Management Company, LLP serves as an investment advisor if those owners are deemed to be a “group” for this purpose);

•

our Board ceases to consist of a majority of continuing directors; where “continuing director” means a member of the Board who was either (i) a member of the Board at October 31, 2008 or (ii) nominated, appointed or approved (following nomination by our shareholders), to serve as a director by a majority of the then continuing directors;

•

our shareholders approve (i) any consolidation or merger with us or any subsidiary that results in the shareholders immediately prior to the consolidation or merger holding less than a majority ownership interest in the outstanding voting securities of the surviving entity, (ii) any sale, lease, exchange or other transfer of all or substantially all of our assets or (iii) any plan or proposal for our liquidation or dissolution; or

•

our shareholders accept a share exchange in which our shareholders immediately before such share exchange do not hold, immediately following such share exchange, the total voting securities of the surviving entity in substantially the same proportion as held before the share exchange.

2012 Plan

Equity awards under the 2012 Plan vest upon a “change in control” for Messrs. Foran, Hairford and Lancaster according to the terms of their employment agreements described below. For Mr. Nicklin, and for Mr. London with respect to equity awards outstanding as of December 31, 2013, vesting occurs for all equity awards other than performance-based awards if within 12 months after a “change in control” such officer is terminated without “just cause” or terminates his employment with “good reason.” For performance-based awards, vesting occurs following a “change in control” as described above with respect to performance shares, but not performance-based restricted stock units. The definitions of “change in control,” “just cause” and “good reason” are consistent with the definitions of such terms (except for the definition of “good reason” which excludes relocation of the Company’s principal executive offices) as defined in the employment agreements and independent contractor agreement described in “— Compensation Discussion and Analysis — Termination of Employment Arrangements and Independent Contractor Agreement — Employment Agreements and Independent Contractor Agreement.”

Employment Agreements and Independent Contractor Agreement

As described under “Discussion Regarding Summary Compensation Table and Grants of Plan-Based Awards Table,” in contemplation of our initial public offering, on August 9, 2011, we entered into employment agreements with Messrs. Foran, Hairford and Lancaster and an independent contractor agreement with Mr. Nicklin and his consulting company. In addition, on March 13, 2014, we entered into an employment agreement with Mr. London. The principal difference in Mr. London’s employment agreement as compared to the employment agreement of Messrs. Foran, Hairford and Lancaster is that Mr. London’s agreement does not include a “modified single trigger” that would have allowed him to receive a “change in control” payment if he terminated his agreement without “good reason” within 30 days prior to or 12 months after a change in control. Pursuant to the terms of the employment agreements and independent contractor agreement, we may be required to make certain payments to one or more of our Named Executive Officers upon the occurrence of certain events resulting in such Named Executive Officer’s termination. For a detailed description of the events that may trigger such payments, see “— Compensation Discussion and Analysis — Termination of Employment Arrangements and Independent Contractor Agreement — Employment Agreements and Independent Contractor Agreement.”

The employment agreements and the independent contractor agreement each contain a non-disclosure of confidential information provision that requires each Named Executive Officer to maintain, both during and after employment, the confidentiality of information used by such Named Executive Officer in the performance of his job duties.

Additionally, each of the employment agreements contains a non-competition provision, pursuant to which Messrs. Foran, Hairford, Lancaster and London have agreed that: (i) for six months following termination by us for total disability, or by such Named Executive Officer for good reason, or (ii) for 12 months following termination (a) by us for just cause, (b) by such Named Executive Officer other than for good reason or (c) in connection with a change in control, such Named Executive Officer shall not, without our prior written consent (not to be unreasonably withheld if the Named Executive Officer’s employment is terminated by the Named

Executive Officer other than for good reason), directly or indirectly: (x) invest in (other than investments in publicly-owned companies which constitute not more than 1% of the voting securities of any such company) a competing business with significant assets in the restricted area (each as defined below), or (y) participate in a competing business as a manager, employee, director, officer, consultant, independent contractor or other capacity or otherwise provide, directly or indirectly, services or assistance to a competing business in a position that involves input into or direction of such competing business’s decisions within the restricted area.

Similarly, Mr. Nicklin’s independent contractor agreement contains a non-competition provision pursuant to which Mr. Nicklin has agreed that following termination: (i) by us for total disability or just cause, (ii) by Mr. Nicklin for good reason or other than for good reason or (iii) in connection with a change in control, then for a period of 12 months thereafter, Mr. Nicklin may not, without our prior written consent, directly or indirectly (x) invest in (other than investments in publicly-owned companies which constitute not more than 5% of the voting securities of any such company) a competing business with significant assets in the restricted area, or (y) participate in a competing business as a manager, employee, director, officer, consultant, independent contractor or other capacity or otherwise provide, directly or indirectly, services or assistance to a competing business in a position that involves input into or direction of the competing business’s decisions within the restricted area.

For purposes of the employment agreements and independent contractor agreement:

“competing business” means any person or entity engaged in oil and natural gas exploration, development, production and acquisition activities;

“significant assets” means oil and natural gas reserves with an aggregate fair market value of $25 million or more; and

“restricted area” means a one-mile radius of any oil and natural gas reserves held by us as of the end of the Named Executive Officer’s employment, plus any county or parish where we have significant assets as of the end of the Named Executive Officer’s employment. However, for purposes of Mr. Nicklin’s independent contractor agreement, “restricted area” means a one-mile radius of any oil and natural gas reserves held by us as of the end of the performance of his independent contractor services, plus any county or parish where we have significant assets as of the end of the performance of his independent contractor services other than a one-mile radius of any oil and natural gas reserves held by Salt Creek Petroleum as of August 9, 2011 to the extent previously disclosed to us and any new oil and natural gas reserves that may be approved by us after August 9, 2011. See the definitions of “change in control,” “good reason” and “just cause” set forth in “— Compensation Discussion and Analysis — Termination of Employment Arrangements and Independent Contractor Agreement — Employment Agreements and Independent Contractor Agreement.”

Furthermore, other than Mr. Foran’s employment agreement, each employment agreement and the independent contractor agreement contains an anti-solicitation provision, pursuant to which, during the restricted periods described above, subject to certain exceptions, Messrs. Hairford, Lancaster, Nicklin and London shall not, without our prior written consent, solicit for employment or a contracting relationship, or employ or retain any person who is or has been, within six months prior to such time, employed by or engaged as an individual independent contractor by us or our affiliates or induce or attempt to induce any such person to leave his or her employment or independent contractor relationship with us or our affiliates.

For the Named Executive Officer to receive any severance payments described below for termination by us without just cause, by the Named Executive Officer for good reason or, following a change in control, by us without cause or by the Named Executive Officer with good reason, with respect to Mr. London, or with or without good reason, with respect to Messrs. Foran, Hairford, Lancaster and Nicklin, the Named Executive Officer must comply with the non-disclosure, non-competition and non-solicitation provisions described above.

Finally, as a condition to receiving any severance payments and other payments under their respective employment agreements or independent contractor agreement, as applicable, each Named Executive Officer is required to execute a separation agreement and release in favor of us.

To describe the payments and benefits that are triggered for each event of termination, we have created the following table estimating the payments and benefits that would be paid to each Named Executive Officer under each element of our compensation program assuming that such Named Executive Officer’s employment agreement or independent contractor agreement, as applicable, terminated on December 31, 2013, the last day of our 2013 fiscal year. In all cases, the amounts were valued as of December 31, 2013, based upon, where applicable, the closing price of our Common Stock of $18.64 per share. The amounts in the table below are calculated as of December 31, 2013 pursuant to SEC rules and are not intended to reflect actual payments that may be made. Actual payments that may be made will be based on the dates and circumstances of the applicable event.

	Payment Upon Termination
Named Executive Officer	Category of Payment	Upon Death or Total Disability (1)		Upon Mutual Agreement or Dissolution/ Liquidation (1)		Termination by Us Without Just Cause or by Named Executive Officer for Good Reason (1)		Termination Following a Change in Control Without Cause or by Named Executive Officer With or Without Good Reason (9)
Joseph Wm. Foran	Salary	$—		$—		$1,200,000	(4)	$1,800,000	(10)
	Bonus	465,000	(2)	465,000	(2)	930,000	(5)	1,395,000	(11)
	Vesting equity	—		—		—		4,345,853	(12)

	Total	$465,000		$465,000		$2,130,000		$7,540,853

Matthew V. Hairford	Salary	$—		$—		$495,000	(6)	$990,000	(10)
	Bonus	225,000	(2)	225,000	(2)	337,500	(7)	675,000	(11)
	Vesting equity	—		—		—		2,434,850	(12)

	Total	$225,000		$225,000		$832,500		$4,099,850

David E. Lancaster	Salary	$—		$—		$562,500	(6)	$1,125,000	(10)
	Bonus	212,500	(2)	212,500	(2)	318,750	(7)	637,500	(11)
	Vesting equity	—		—		—		2,839,625	(12)

	Total	$212,500		$212,500		$881,250		$4,602,125

David F. Nicklin	Salary	$138,500	(3)	$—		$237,500	(8)	$831,250	(13)
	Bonus	175,000	(2)	175,000	(2)	—		—
	Vesting equity	—		—		—		1,255,928	(14)

	Total	$313,500		$175,000		$237,500		$2,087,178

Ryan C. London(15)	Salary	$—		$—		$—		$—
	Bonus	—		—		—		—
	Vesting equity	—		—		—		1,123,101	(14)

	Total	$—		$—		$—		$1,123,101

(1)	Amounts due upon death, total disability, mutual agreement, dissolution or liquidation, termination by us without cause or termination by Named Executive Officer for good reason are payable in a lump sum on the sixtieth day following the date of termination unless otherwise required by Section 409A of the Code.
(2)	Represents the average annual amount of bonuses, including pursuant to the 2012 and 2013 Incentive Programs, paid to such Named Executive Officer with respect to prior two calendar years (2012-2013).
(3)	Consists of cash payment of $250 for each full business day worked by Mr. Nicklin during the term of the independent contractor agreement.
(4)	Represents two times such Named Executive Officer’s base salary as of the termination date.
(5)	Represents two times an amount equal to the average annual amount of bonuses, including pursuant to the 2012 and 2013 Incentive Programs, paid to such Named Executive Officer with respect to prior two calendar years (2012-2013).
(6)	Represents 1.5 times such Named Executive Officer’s base salary as of the termination date.
(7)	Represents 1.5 times an amount equal to the average annual amount of bonuses, including pursuant to the 2012 and 2013 Incentive Programs, paid to such Named Executive Officer with respect to prior two calendar years (2012-2013).
(8)	Consists of a cash payment of $1,000 for each full business day worked by Mr. Nicklin during the prior 12 months.
(9)	Amounts due following a change in control are payable in a lump sum on the date which immediately follows six months from the date of termination or, if earlier, within 30 days of such Named Executive Officer’s death.

(10)	Represents three times such Named Executive Officer’s base salary as of the termination date.
(11)	Represents three times an amount equal to the average annual amount of bonuses, including pursuant to the 2012 and 2013 Incentive Programs, paid to such Named Executive Officer with respect to prior two calendar years (2012-2013).
(12)	The employment agreements provide for accelerated and full vesting of unvested incentive awards held by these Named Executive Officers in the event that such Named Executive Officer is terminated without “Just Cause” or terminates his employment with or without “Good Reason,” with respect to Messrs. Foran, Hairford and Lancaster, within 30 days prior to, or 12 months following, a “change in control.” The 2003 Plan provides that all awards automatically vest upon a “change in control.” The amount disclosed reflects the closing price of our Common Stock on December 31, 2013 of $18.64 per share multiplied by the number of unvested (i) service-based shares of restricted stock, (ii) performance-based shares of restricted stock and (iii) performance-based restricted stock units held by such Named Executive Officer on December 31, 2013, in addition to the intrinsic value of the stock options held by such Named Executive Officer based upon the exercise price of such stock options being less than the closing price of our Common Stock on December 31, 2013.
(13)	Consists of a cash payment consisting of two times his daily contract rate of $1,750 for each full business day worked during the year ended December 31, 2013.
(14)	The equity grants under the 2012 Plan to Messrs. Nicklin and London as of December 31, 2013 provide for accelerated and full vesting of certain unvested incentive awards in the event that either is terminated without “Just Cause” or terminates his employment for “Good Reason” within 12 months following a “change in control.” The 2003 Plan provides that all awards automatically vest upon a “change in control.” The amount disclosed reflects the closing price of our Common Stock on December 31, 2013 of $18.64 per share multiplied by the number of unvested (i) service-based shares of restricted stock and (ii) performance-based shares of restricted stock held by Mr. Nicklin and Mr. London, respectively, on December 31, 2013, in addition to the intrinsic value of the stock options held by Mr. Nicklin and Mr. London, respectively, based upon the exercise price of such stock options being less than the closing price of our Common Stock on December 31, 2013. None of the unvested performance-based restricted stock units held by Messrs. Nicklin or London on December 31, 2013 would vest under a change in control.
(15)	Prior to executing an employment agreement with the Company on March 13, 2014, Mr. London was an at-will employee of the Company and was not entitled to any payments upon termination.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Restricted Stock Units (1) ($)	All Other Compensation ($)	Total ($)
Stephen A. Holditch	59,000	—	74,994	—	133,994
David M. Laney	53,000	—	74,994	—	127,994
Gregory E. Mitchell	52,000	—	74,994	—	126,994
Steven W. Ohnimus	56,000	—	74,994	—	130,994
Michael C. Ryan	53,500	—	74,994	—	128,494
Carlos M. Sepulveda, Jr.(2)	40,583	—	56,062	—	96,645
Margaret B. Shannon	53,000	—	74,994	—	127,994

(1)	Based on the fair market value of the stock awards on the date of grant. Subject to a three year vesting period. One-third of these restricted stock units vest on each of the first, second and third anniversaries of the grant dates.
(2)	Mr. Sepulveda joined the Board in April 2013.

Compensation for 2013

During 2013, we targeted our non-employee directors’ compensation at the 25th percentile of the Peer Group used for benchmarking the non-employee directors’ compensation. During 2013, our director compensation program was the following:

•	annual cash retainer of $40,000;

•	cash meeting fee of $1,000 per day for each day of Board and committee service;

•	the chairs of the Audit Committee and Operations and Engineering Committee each received an additional cash retainer of $5,000 annually; and

•

each non-employee director received restricted stock units (“RSUs”) equal to up to $75,000 in value annually with the restrictions lapsing in one-third increments on each of the first, second and third anniversaries of the date of grant. Each grant may be adjusted downward (but not upward) in value based upon the non-employee director’s attendance and contributions at Board or committee meetings called during the period for which RSUs are due.

In addition, we reimbursed our directors for travel, lodging and related expenses incurred in attending Board and committee meetings.

Compensation for 2014

For 2014, our non-employee directors’ compensation program is the following:

•	annual cash retainer of $50,000;

•	cash meeting fee of $1,000 per day for each day of Board and committee service;

•

the chairs of the Audit Committee and the Operations and Engineering Committee will each receive an additional cash retainer of $15,000 annually and the chairs of the Nominating, Compensation and Planning Committee and the Corporate Governance Committee will each receive an additional cash retainer of $5,000 annually; and

•

each non-employee director receives RSUs equal to up to $90,000 in value annually with the restrictions lapsing in one-third increments on each of the first, second and third anniversaries of the date of grant. Each grant may be adjusted downward (but not upward) in value based upon the non-employee director’s attendance and contributions at Board or committee meetings called during the period for which RSUs are due.

In addition, we will continue to reimburse our directors for travel, lodging and related expenses incurred in attending Board and committee meetings.

Director Ownership Guidelines

The non-employee directors follow our voluntary stock ownership guidelines for non-employee directors. Within three years of becoming a director, each non-employee director will be expected to own $250,000 of Common Stock and continue to hold such shares while serving as a director. All directors own in excess of $250,000 of Common Stock and presently meet this standard. Shares which will count toward the stock ownership guidelines include time-lapse restricted stock or RSUs that are still restricted and any shares held in trust by the director or his immediate family over which he has direct beneficial ownership interest. Shares which will not count toward the stock ownership guidelines include shares underlying unexercised stock options and unexercised stock appreciation rights.

Special Board Advisor Compensation

Other than Messrs. Downey and Massad, each special Board advisor was paid $1,250 each month in cash for a total annual stipend of $15,000 during 2013. In addition, during 2013, other than Messrs. Downey and Massad, each special Board advisor was granted 250 shares of Common Stock for each day of attendance at each Board meeting or committee meeting, other than telephonic meetings. For 2014, the annual stipend was increased to $1,500 each month in cash for a total annual stipend of $18,000 and the number of shares granted to each special Board advisor was modified to equal approximately $1,500 in value for each day of attendance at Board or committee meetings other than telephonic meetings. In addition, we reimburse our special Board advisors for travel, lodging and related expenses incurred in attending Board and committee meetings. Other than Messrs. Downey and Massad, special Board advisors do not receive any other remuneration for their service as special Board advisors. Mr. Downey’s special Board advisor compensation is the same as for the non-employee directors as described above. Mr. Massad is paid $7,500 per month pursuant to his consulting agreement with the Company.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table presents the securities authorized for issuance under our equity compensation plans as of December 31, 2013.

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders (1)(2)	1,613,695	$9.32	1,778,715
Equity compensation plans not approved by security holders	—	—	—

Total	1,613,695	$9.32	1,778,715

(1)	Our Board has determined not to make any additional awards under the 2003 Plan.
(2)	Our 2012 Plan was approved by our Board in December 2011 and took effect on January 1, 2012. The 2012 Plan was also approved by our shareholders at the Annual Meeting of Shareholders on June 7, 2012.

TRANSACTIONS WITH RELATED PERSONS

Since January 1, 2013, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described in “Executive Compensation—Compensation Discussion and Analysis” above.

Procedures for Approval of Related Party Transactions

Our Board has adopted a written related party transaction policy. Pursuant to this policy, a “Related Party Transaction” is defined as a transaction (including any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness)), or series of related transactions, or any material amendment to any such transaction, involving a Related Party (as defined below) and in which we are a participant, other than:

•	a transaction involving compensation of directors;

•

a transaction involving compensation of an executive officer or involving an employment agreement, severance agreement, change in control provision or agreement or a special supplemental benefit for an executive officer;

•	a transaction available to all employees generally or to all salaried employees generally;

•	a transaction with a Related Party involving less than $120,000;

•

a transaction in which the interest of the Related Party arises solely from the ownership of a class of our equity securities and all holders of that class receive the same benefit on a pro rata basis; or

•

a transaction in which the rates or charges involved therein are determined by competitive bids, or a transaction that involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

“Related Party” means:

•	any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors or nominees for directors;

•	any person who is known by us to be the beneficial owner of more than 5% of our Common Stock;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, nominee for director, executive officer or a beneficial owner of more than 5% of our Common Stock; and

•

any firm, corporation or other entity that is owned or controlled by any of the foregoing persons or in which any of the foregoing persons is a general partner or executive officer or in which such person, together with all other of the foregoing persons, owns 10% or more of the equity interests thereof.

Pursuant to our related party transaction policy, the Audit Committee must review all material facts of each Related Party Transaction and recommend either approval or disapproval of the Related Party Transaction to the full Board, subject to certain limited exceptions. In determining whether to recommend approval or disapproval of the Related Party Transaction, the Audit Committee must, after reviewing all material facts of the Related Party Transaction and the Related Party’s relationship and interest, determine whether the Related Party Transaction is fair to the Company. Further, the policy requires that all Related Party Transactions be disclosed in our filings with the SEC and/or our website in accordance with applicable laws, rules and regulations.

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table presents the beneficial ownership of our Common Stock as of April 24, 2014 for (i) each person beneficially owning more than 5% of the outstanding shares of our Common Stock, (ii) each director and nominee for director of the Company, (iii) each executive officer of the Company listed in the Summary Compensation Table and (iv) all of our directors, nominees for director and executive officers as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each shareholder possesses sole voting and investment power with respect to its, his or her shares. The business address of each of our directors, nominees for director and executive officers is c/o Matador Resources Company, One Lincoln Centre, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240. The applicable percentage ownership is based on 65,802,155 shares of our Common Stock issued and outstanding as of April 24, 2014, plus, on an individual basis, the right of that individual to (i) obtain Common Stock upon exercise of stock options or (ii) obtain Common Stock upon the vesting of restricted stock units, in each case within 60 days of April 24, 2014. The information is based on Form 3s, Form 4s, Schedule 13Ds and Schedule 13Gs filed through April 24, 2014.

Name	Amount and Nature of Ownership of Common Stock	Percent of Class
Directors, Nominees for Director and Named Executive Officers:
Joseph Wm. Foran (1)	4,013,815	6.1%
Matthew V. Hairford (2)	216,106	*
David E. Lancaster (3)	338,286	*
David F. Nicklin (4)	102,573	*
Ryan C. London (5)	94,365	*
Stephen A. Holditch (6)	124,495	*
David M. Laney (7)	458,719	*
Gregory E. Mitchell (8)	196,784	*
Steven W. Ohnimus (9)	95,019	*
Michael C. Ryan (10)	257,312	*
Carlos M. Sepulveda, Jr. (11)	285,160	*
Margaret B. Shannon (12)	46,934	*
Reynald A. Baribault (13)	2,000	*
All Directors, Nominees for Director and Executive Officers as a Group (15 persons) (14):	6,521,968	9.9%

Other 5% Owners:
T. Rowe Price Associates, Inc. (15)	3,901,611	5.9%
The Vanguard Group (16)	3,687,906	5.6%
BlackRock, Inc. (17)	3,511,017	5.3%

*	Less than one percent (1%)
(1)

Includes (i) 1,079,933 shares of Common Stock held of record by Sage Resources, Ltd., a limited partnership owned by the Foran family, including Mr. Foran; (ii) 4,000 shares of Common Stock held of record by the reporting person’s spouse through her Individual Retirement Account; (iii) 10,000 shares of Common Stock held of record by Mr. Foran’s college age child; (iv) 135,500 shares and 50,000 shares of Common Stock held of record by The Don Foran Family Trust 2008 and The Foran Family Special Needs Trust, respectively, for which Mr. Foran is the co-trustee and over which Mr. Foran has shared voting and investment power with other members of his family; (v) 675,293 shares of Common Stock held of record by each of the JWF 2011-1 GRAT and the NNF 2011-1 GRAT, for which Mr. Foran is the trustee and over which Mr. Foran has sole voting and investment power; (vi) 371,459 shares of Common Stock held of record by each of the JWF 2013-1 GRAT and the NNF 2013-1 GRAT, for which Mr. Foran is the trustee and over which Mr. Foran has sole voting and investment power; (vii) 161,888 shares of Common Stock held of record by each of the JWF 2014-1 GRAT and the NNF 2014-1 GRAT, for which Mr. Foran is the trustee and over which Mr. Foran has sole voting and investment power; (viii) 28,250 shares of Common Stock held of record by the Foran 2012 Security Trust, for which Mr. Foran is the trustee and over which Mr. Foran has sole voting and investment power; (ix) 151,550 shares of Common Stock held of record by the Foran 2012 Savings Trust, for which Mr. Foran’s spouse is a trustee; and (x) 87,172 shares of restricted stock. Pursuant to the terms of the restricted stock grants, Mr. Foran has the right to vote such shares but may only dispose of such shares to the extent they have vested. Also includes 40,104 shares of Common Stock issuable to Mr. Foran upon the exercise of stock options.
(2)	Includes 26,250 shares of Common Stock issuable to Mr. Hairford upon the exercise of stock options and 3,000 shares held of record by his Individual Retirement Account. Also includes 45,494 shares of restricted stock. Pursuant to the terms of the restricted stock grants, Mr. Hairford has the right to vote such shares but may only dispose of such shares to the extent they have vested. Mr. Hairford has pledged 67,400 shares of Common Stock.
(3)	Includes 36,250 shares of Common Stock issuable to Mr. Lancaster upon the exercise of stock options and 75,500 shares of Common Stock held of record by his Individual Retirement Account. Also includes 60,427 shares of restricted stock. Pursuant to the terms of the restricted stock grants, Mr. Lancaster has the right to vote such shares but may only dispose of such shares to the extent they have vested.
(4)	Includes 25,312 shares of Common Stock issuable to Mr. Nicklin upon the exercise of stock options and 37,600 shares of Common Stock held of record by his Individual Retirement Account. Also includes 35,833 shares of restricted stock. Pursuant to the terms of the restricted stock grants, Mr. Nicklin has the right to vote such shares but may only dispose of such shares to the extent they have vested.
(5)	Includes 19,375 shares of Common Stock issuable to Mr. London upon the exercise of stock options. Also includes 51,638 shares of restricted stock. Pursuant to the terms of the restricted stock grants, Mr. London has the right to vote such shares but may only dispose of such shares to the extent they have vested.
(6)	Includes 768 vested restricted stock units, delivery of which has been deferred pursuant to the award agreement, and 660 shares of Common Stock issuable to Dr. Holditch upon the vesting of restricted stock units.
(7)	Includes 56,000 shares of Common Stock held of record by Laney Investments Ltd., for which Mr. Laney has sole voting and investment power. Also includes 660 shares of Common Stock issuable to Mr. Laney upon the vesting of restricted stock units.
(8)	Includes 191,292 shares of Common Stock held of record by JAMAL Enterprises, LP, for which Mr. Mitchell has sole voting and investment power. Also includes 660 shares of Common Stock issuable to Mr. Mitchell upon the vesting of restricted stock units.
(9)	Includes 768 vested restricted stock units, delivery of which has been deferred pursuant to the award agreement, and 660 shares of Common Stock issuable to Dr. Ohnimus upon the vesting of restricted stock units. Dr. Ohnimus has pledged 23,070 shares of Common Stock.
(10)	Includes 4,000 shares of Common Stock held of record by Mr. Ryan’s one college-age child and three minor age children. Also includes 660 shares of Common Stock issuable to Mr. Ryan upon the vesting of restricted stock units.
(11)	Includes 660 shares of Common Stock issuable to Mr. Sepulveda upon the vesting of restricted stock units.
(12)	Includes 660 shares of Common Stock issuable to Ms. Shannon upon the vesting of restricted stock units.
(13)	Mr. Baribault is a nominee for director at the Annual Meeting.
(14)	Includes an aggregate of 162,291 shares of Common Stock which our executive officers as a group have the right to acquire within 60 days of April 24, 2014 upon the exercise of stock options. Also includes 336,532 shares of restricted stock held by our executive officers. Pursuant to the terms of the restricted stock grants, the executive officers have the right to vote such shares but may only dispose of such shares to the extent they have vested. Also includes 6,156 shares of Common Stock issuable to directors upon the vesting of restricted stock units. Includes 120,470 shares of Common Stock pledged by our executive officers and directors.
(15)	Information based solely on a Schedule 13G filed with the SEC on February 10, 2014. The Schedule 13G reports that T. Rowe Price Associates, Inc. (“Price Associates”) beneficially owns 3,901,611 shares, has sole voting power with respect to 580,000 shares and has sole dispositive power with respect to 3,901,611 shares. According to the Schedule 13G, these securities are owned by various individual and institutional investors, for which Price Associates serves as an investment adviser registered under the Investment Advisers Act of 1940, as amended, with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. According to the Schedule 13G, Price Associates’ address is 100 E. Pratt Street, Baltimore, MD 21202.
(16)	Information based solely on a Schedule 13G filed with the SEC on February 11, 2014. The Schedule 13G reports that The Vanguard Group (“Vanguard”) beneficially owns 3,687,906 shares, has sole voting power with respect to 82,250 shares, has sole dispositive power with respect to 3,609,056 shares and has shared dispositive power with respect to 78,850 shares. According to the Schedule 13G, Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355.
(17)	Information based solely on a Schedule 13G filed with the SEC on January 30, 2014. The Schedule 13G reports that BlackRock, Inc. (“BlackRock”) beneficially owns 3,511,017 shares, has sole voting power with respect to 3,313,286 shares and has sole dispositive power with respect to 3,511,017 shares. According to the Schedule 13G, BlackRock’s address is 40 East 52nd Street, New York, NY 10022.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who own more than ten percent of the Company’s Common Stock to file initial reports of ownership and changes in ownership with the SEC.

Additionally, SEC regulations require that the Company identify any individuals for whom one of the referenced reports was not filed on a timely basis during the most recent fiscal year. Based solely on the Company’s review of copies of the reports received and written inquiries to the Company’s directors and officers, the Company believes that all persons subject to Section 16(a) of the Exchange Act timely filed all reports required pursuant to such section relating to the Company’s Common Stock with the exception of a Form 4 filed by Mr. Foran on May 28, 2013, relating to a gift of stock to a trust made in December 2012.

Shareholder Proposals for the 2015 Proxy Statement

For shareholder proposals to be included in the Company’s Proxy Statement and form of proxy relating to the 2015 Annual Meeting of Shareholders, such proposals must be received by the Company at its offices in Dallas, Texas, addressed to the Corporate Secretary of the Company, no later than December 25, 2014. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations and provisions governing the solicitation of proxies.

Director Nominations or Other Business for Presentation at the 2015 Annual Meeting

Under the Amended and Restated Bylaws of the Company, certain procedures are provided that a shareholder must follow in order to place in nomination persons for election as directors at an Annual Meeting of Shareholders or to introduce an item of business at an Annual Meeting of Shareholders. These procedures provide, generally, among other things, that shareholders desiring to place in nomination persons for election as directors, and/or bring a proper subject of business before an Annual Meeting, must do so by a written notice timely received (on or before March 10, 2015, but no earlier than February 8, 2015, for the 2015 Annual Meeting) to the Corporate Secretary of the Company containing the name and address of the shareholder and the number of shares of the Company’s Common Stock beneficially owned by the shareholder. If the notice relates to a nomination for director, it must also set forth the name, age, business and residence addresses of the candidate, the candidate’s résumé or a listing of his or her qualifications to be a director of the Company, the person’s written consent to be a director if selected by the Nominating, Compensation and Planning Committee, nominated by the Board and elected by the shareholders and any other information that would be required to be disclosed in solicitations of proxies for the election of directors. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as director. Notice of an item of business shall include a brief description of the proposed business and any material interest of the shareholder in such business.

The Chairman of the meeting may refuse to allow the transaction of any business not presented, or to acknowledge the nomination of any person not made, in compliance with the foregoing procedures. Copies of the Company’s Amended and Restated Bylaws are available from the Corporate Secretary of the Company.

See “Corporate Governance—Board Committees—Nominating, Compensation and Planning Committee” for the process for shareholders to follow to suggest a director candidate to the Nominating, Compensation and Planning Committee for nomination by the Board.

Annual Report on Form 10-K

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC, including financial statements, accompanies this proxy statement. Shareholders may obtain without charge another copy of the Annual Report on Form 10-K, excluding certain exhibits, by writing to Investor Relations, Matador Resources Company, One Lincoln Centre, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240.

OTHER BUSINESS

Management of the Company is not aware of other business to be presented for action at the Annual Meeting; however, if other matters are presented for action, it is the intention of the persons named in the accompanying form of proxy to vote in accordance with their judgment on such matters.

By Order of the Board of Directors,

Joseph Wm. Foran
Chairman and Chief Executive Officer

April 24, 2014

MATADOR RESOURCES COMPANY 5400 LBJ FREEWAY, SUITE 1500 DALLAS, TX 75240

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS    PROXY    CARD    IS    VALID    ONLY    WHEN    SIGNED     AND    DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees

01	Joseph Wm. Foran 02 David M. Laney 03 Reynald A. Baribault

The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain

2.	Advisory vote to approve named executive officer compensation.					☐	☐	☐

3.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014.					☐	☐	☐

NOTE: The proxies are authorized to vote in their discretion on such other business as may properly come before the meeting or any adjournment thereof.

		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000207789_1     R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report for the year ended December 31, 2013, Notice of Annual Meeting and Proxy Statement is/are available at www.proxyvote.com.

 — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

MATADOR RESOURCES COMPANY

Annual Meeting of Shareholders

June 4, 2014 9:30 A.M.

This proxy is solicited by the Board of Directors.

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-690-6903, or via the internet at www.proxyvote.com. Have your proxy card in hand and follow the instructions.

The shareholder hereby appoints Joseph Wm. Foran and Carlos M. Sepulveda, Jr., or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of MATADOR RESOURCES COMPANY that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held at 9:30 A.M., CDT on June 4, 2014, at the Hilton Anatole, 2201 North Stemmons Freeway, Dallas, Texas 75207, and any adjournment or postponement thereof. The shareholder hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such shares of stock.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

0000207789_2     R1.0.0.51160